Exhibit 10.1
Execution Copy
AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS
Among
Commercial Metals Company,
Bouras Industries, Inc.,
Nicholas J. Bouras, Inc.,
United Steel Deck, Inc.,
ABA Trucking Corporation,
The New Columbia Joist Company,
Nicholas J. Bouras,
And
The Nicholas J. and Anna K. Bouras Foundation, Inc.
Dated as of March 2, 2007

v

INDEX OF DEFINED TERMS

Page
2006 Balance Sheet	22
2006 Financial Statements	22
401(k) Plans	14
Acquired Assets	1
Affiliate	12
ALTA Policy	17
Ancillary Agreement	19
Annual Financial Statements	22
Assignment and Assumption Agreement	8
Assumed Contracts	8
Assumed Liabilities	8
Benefits	13
Bill of Sale	19
Binders	17
Business	1
CERCLA	31
Claim	64
Closing	8
Closing Date	8
COBRA	15
Code	14
Company	1
Company Real Estate	3
Copyrights	29
Damages	62
Deeds	18
Employee Benefit Plan	35
Environmental Claim	30
Environmental Costs and Liabilities	30
Environmental Law	30
Environmental Permit	31
Environmental Requirement	31
ERISA	35
ERISA Affiliate	35
Escrow Period	65
Escrow Agreement	65
Escrow Instructions	16
Excluded Assets	3
Facilities	1
Financial Statements	22
Finished Goods Inventory	7

Page
GAAP	22
General Escrow Amount	64
Governmental Authority	21
Hazardous Material	31
HSR Act	59
Indemnitee	64
Indemnitor	64
Intangible Assets	2
Intellectual Property	29
Inventory	5
Inventory Value	5
Liens	24
Litigation	24
M&A Qualified Beneficiaries	15
Marks	29
Order	21
Patents	29
Permits	3
Permitted Exceptions	24
Purchase Price	4
Purchaser	1
Purchaser Indemnitees	62
RCRA	31
Release	32
Remedial Action	32
Retained Liabilities	8
Seller Indemnitees	63
Seller Receivables	3
Sellers	1
Survey	17
Tangible Assets	2
Tax	28
Tax Obligations	28
Tax Regulations	15
Tax Return	28
Technology Contracts	2
Title Company	16
Transferred Employees	14
Transferred Records	48
WARN Act	40

List of Exhibits and Schedules Attached to Agreement

Exhibits:

Exhibit A -	Assignment and Assumption Agreement
Exhibit B -	Turnover and Retirement Assumptions
Exhibit C -	Surveyor’s Certificate
Exhibit D -	Bill of Sale
Exhibit E -	RIW Map
Exhibit F -	Access Agreement
Exhibit G -	Map of Pennsylvania Real Estate
Exhibit H -	Escrow Agreement
Exhibit I -	Environmental Escrow Agreement
Exhibit J -	Sellers’ Counsel’s Opinion
Exhibit K -	Lease Amendment

Schedules:

Schedule 1.00	Facilities
Schedule 1.01	Included Tangible Assets
Schedule 1.02	Included Intangible Assets
Schedule 1.03	Company Real Estate
Schedule 1.04(a)	Non-Transferable Permits
Schedule 1.04(b)	Permits
Schedule 1.05	Excluded Assets
Schedule 1.06	Allocation of Purchase Price
Schedule 1.07(a)	Inventory Valuation Method
Schedule 1.07(a)(i)	Raw Material Inventory
Schedule 1.07(a)(ii)	Work-in-Process Inventory
Schedule 1.07(a)(iii)	Finished Goods Inventory
Schedule 2.01	Assumed Liabilities
Schedule 5.01	Accrued Vacation Liability and “Time Bank” Liability
Schedule 6.04	Exceptions to Title
Schedule 7.01	Subsidiaries
Schedule 7.03	Violations, Breach or Default of Obligations, Agreements, Permits, Etc.
Schedule 7.05	Required Consents and Approvals
Schedule 7.06(a)	Financial Statements; Exceptions
Schedule 7.06(b)	Unfinished Customer Contracts
Schedule 7.06(c)	Net Loss on Unfinished Customer Contracts
Schedule 7.08	Absence of Certain Changes
Schedule 7.09	Litigation
Schedule 7.10	Liens and Encumbrances
Schedule 7.11	Location and Sufficiency of Assets
Schedule 7.13	Agreements; Bonds

Schedule 7.14	Taxes
Schedule 7.17	Proprietary Rights
Schedule 7.18	Insurance Policies
Schedule 7.19(b)	Environmental Matters
Schedule 7.19(c)	Underground and Above Ground Storage Tanks
Schedule 7.20(a)	Relationships with Customers and Suppliers
Schedule 7.20(b)	Employees
Schedule 7.20(c)	Top Customers and Suppliers
Schedule 7.22	Conflicts of Interest
Schedule 7.23(a)	Employee Benefit Plans
Schedule 7.23(h)	COBRA Participation
Schedule 7.23(k)	Employment/Severance Agreements with Officers, Directors or Employees
Schedule 7.23(l)	Multi-Employer Plans
Schedule 7.24(a)	Labor Relations
Schedule 7.24(b)	Compliance with Employment Laws
Schedule 7.24(c)	Collective Bargaining Agreements
Schedule 7.24(d)	Employees
Schedule 7.29(a)	Inventory
Schedule 7.29(c)	Revenue Recognition from Sales of Inventory
Schedule 7.30	Owner-Operator Leases and Deposits
Schedule 9.05	Public Announcement
Schedule 11.08	Consents

AGREEMENT FOR PURCHASE AND SALE OF ASSETS
     THIS AGREEMENT (this “Agreement”) is entered into as of this 2nd day of March, 2007, by and among Commercial Metals Company, a Delaware corporation (“Purchaser”), Bouras Industries, Inc., a New Jersey corporation (“Company”), Nicholas J. Bouras, Inc., a New Jersey corporation and wholly-owned subsidiary of the Company (“NJBI”), United Steel Deck, Inc., a New Jersey corporation and wholly-owned subsidiary of the Company (“USD”), ABA Trucking Corporation, a New Jersey corporation and wholly-owned subsidiary of the Company (“ABA”), and The New Columbia Joist Company, a Delaware corporation and wholly-owned subsidiary of the Company (“NCJC”), Nicholas J. Bouras, a stockholder of the Company (“Bouras”), and The Nicholas J. and Anna K. Bouras Foundation, Inc. a stockholder of the Company (“Foundation”). NJBI, USD, ABA and NCJC are sometimes referred to herein collectively as “Subsidiaries” and individually as “Subsidiary.” The Company and the Subsidiaries are sometimes referred to herein collectively as “Sellers” and individually as “Seller.”
RECITALS:
     The Company and the Subsidiaries are in the business of manufacturing and selling steel deck, joist and related products, together with services related to such activities including estimating, engineering, detailing, and trucking from their owned and leased facilities located on the tracts more completely described in Schedule 1.00 (the “Facilities”). The business conducted by the Company and Subsidiaries is referred to as the “Business.”
     Purchaser desires to purchase, accept and assume from Sellers, and Sellers desire to sell, transfer and assign to Purchaser, upon the terms and conditions set forth in this Agreement, certain of Sellers’ tangible and intangible assets used in the Business and certain of Sellers’ liabilities, excluding only certain designated assets and properties that are specifically described herein and including only certain designated liabilities that are specifically described herein.
     Each of the parties hereto acknowledges that adequate consideration is provided hereunder with respect to its entering into this Agreement and performing its obligations hereunder, and that it will be benefited by the transactions contemplated herein. The parties acknowledge that Purchaser would not have entered into this Agreement without participation, on the terms set forth herein, of Bouras and the Foundation.
     I. SALE, DELIVERY, CONDITION AND PRICE OF CERTAIN ASSETS
     Subject to the terms and conditions of this Agreement, Sellers shall sell, convey, transfer and assign to Purchaser all of Sellers’ right, title and interest in, to and under the assets described below in Sections 1.01 through 1.04 and in the manner provided below (collectively, the “Acquired Assets”) free and clear of all Liens (as hereinafter defined) other than the Permitted Exceptions (as hereinafter defined):

     1.01 Included Tangible Assets. It being the intent of the parties that Purchaser shall acquire all of the Sellers’ right, title and interest in, to and under all tangible personal property of the Company and the Subsidiaries related to the Business, except for the Excluded Assets (as hereinafter defined), Sellers agree to sell, convey and transfer to Purchaser, and Purchaser agrees to purchase and accept, as part of the Acquired Assets, all of the Sellers’ right, title and interest in, to and under all Inventory (as defined in Section 1.07(a)), machinery, equipment, automobiles, trucks, trailers, forklifts, other rolling stock, spare parts, tools, supplies, furniture, fixtures, and computers (including, without limitation, the major items listed on Schedule 1.01), wherever such items may be physically located, as well as all other tangible personal property that, as of the date of this Agreement, is owned by any Seller and related to the Business including, without limitation, all tangible personal property owned by the Sellers, located at the Facilities. All items acquired by Purchaser under this Section 1.01 are hereinafter referred to collectively as the “Tangible Assets.” Any unexpired maintenance contracts, manufacturer’s warranties, guarantees, indemnities or similar obligations in favor of Sellers covering any of the Tangible Assets shall be assigned, without cost to Sellers, to Purchaser to the extent such assignment is not prohibited by the terms thereof or by applicable Law.
     1.02 Included Intangible Assets. Subject to the terms and conditions of this Agreement, Sellers agree to sell and convey to Purchaser, and Purchaser agrees to purchase, as part of the Acquired Assets, all of Sellers’ right, title and interest in, to and under (i) all software used on any of the Company’s and Subsidiaries’ computers (to the extent assignment of such software is not prohibited by the terms thereof or by applicable Law), (ii) all plans, drawings and blueprints relating to Company Real Estate or the Facilities, (iii) all service records, environmental records, warranties and other information relating to any Tangible Assets, the Company Real Estate (as defined in Section 1.03) or the Facilities (except to the extent such sale and/or conveyance is prohibited by the terms thereof or by applicable Law), (iv) all intangible assets (excluding any contracts other than the Assumed Contracts) necessary or useful for operating the Business and/or the Facilities as they are currently operated by the Sellers (including, without limitation, all intangible assets listed on Schedule 1.02 hereto), and (v) all Business Intellectual Property (as defined in Section 7.17)(collectively, the “Intangible Assets”). The Intangible Assets also include all of Sellers’ right, title and interest in, to and under: (i) all of its intangible assets related to the sales, administrative, estimating, engineering, scheduling, detailing, accounting, purchasing, payroll, and credit functions of the Company and NJBI; and (ii) the names “The New Columbia Joist Company”, “United Steel Deck, Inc.” and “ABA Trucking” and all fictitious business names and trade names of the Company and the Subsidiaries that do not contain “Bouras”, and all of the Sellers’ right, title and interest in, to and under all contracts (other than contracts that are not Assumed Contracts) to which any Seller is a party or by which any Seller or its assets are bound relating to the Intangible Assets, including without limitation contracts (other than contracts that are not Assumed Contracts) by which third parties license their intellectual property to any Seller including all software specifically developed for the Company or its Subsidiaries (to the extent assignment of such software is not prohibited by the terms thereof or by applicable Law) (collectively, “Technology Contracts”).

     1.03 Included Real Property. Subject to the terms and conditions of this Agreement, Sellers agree to sell and convey to Purchaser, and Purchaser agrees to purchase from the Sellers, all of the Sellers’ right, title and interest in, to and under all real property owned by the Sellers related to the Business (including all improvements, fixtures, and crane ways thereon), and located on the tracts more completely described in Schedule 1.03 the “Company Real Estate”.
     1.04 Permits.
     (a) Subject to the terms and conditions of this Agreement and except as otherwise prohibited by applicable Law or as otherwise set forth on Schedule 1.04(a), Sellers agree to sell, transfer, assign and/or convey to Purchaser (in each case, to the extent transferable to Purchaser), and Purchaser agrees to acquire, all of the Sellers’ right, title and interest in, to and under all permits, authorizations, certificates, approvals, contractor’s licenses, registrations, variances, exemptions, rights-of-way, franchises, privileges, immunities, grants, ordinances, licenses and other rights of every kind and character (collectively, “Permits”), held by Sellers and relating to the Business or all or any of the Acquired Assets.
     (b) Schedule 1.04(b) sets forth a list of all of the Permits held by Sellers that are material to the Business.
     1.05 Excluded Assets. Anything to the contrary in this Agreement notwithstanding, the following assets and properties of the Sellers are excluded from this Agreement and the purchase and sale contemplated hereby (collectively, the “Excluded Assets”):
     (a) All cash on hand;
     (b) Cash in banks or depository accounts;
     (c) All inter-company receivables;
     (d) All accounts receivable for work completed and invoiced prior to Closing (“Seller Receivables”);
     (e) Securities, negotiable instruments, and notes receivable;
     (f) Prepaid expenses and Taxes (including income and property Taxes) and all Tax refunds due from any Government Authority;
     (g) All deposits and other prepaid amounts made by Sellers under all leases included in the Assumed Contracts;
     (h) All Performance Bonds (as defined in Section 7.13);

     (i) Corporate minute books, stock transfer records and corporate seal;
     (j) All contracts, agreements and arrangements (other than Assumed Contracts), including without limitation all insurance contracts (including without limitation all life insurance and environmental insurance contracts), and all rights and privileges thereunder)
     (k) All claims and litigation rights under all contracts, agreements and arrangements, except under the Assumed Contracts;
     (l) Provided that they were previously classified properly under GAAP, goods and inventory that have been invoiced to customers, whether in transit or at the Facilities (for purposes of goods and inventory invoiced to customers at the Facilities, the parties agree that Purchaser will ship such goods and inventory after the Closing and Sellers will reimburse Purchaser for its reasonable out of pocket costs and overhead);
     (m) The capital stock of Prior Coated Metals, Inc. (“PCM”);
     (n) Those items which are specifically listed on Schedule 1.05 and which, except for being so listed, would constitute part of the Acquired Assets; and
     (o) Inventory not purchased under Section 1.07.
     1.06 Purchase Price. The aggregate purchase price for the Acquired Assets shall be equal to the sum of (i) $62,950,000, plus (ii) the Inventory Value, minus (iii) the accrued or earned vacation liability of the Sellers not paid by the Sellers as of the Closing Date, subject to the adjustment described in Section 2.02(b) (together, the “Purchase Price”). The Purchase Price shall be allocated among, and payable to, Sellers according to the calculation set forth on Schedule 1.06. Purchaser shall pay the Purchase Price to the Sellers in cash at the Closing as provided in Section 13.02 hereof, except that, as provided in Section 10.03 hereof, (i) $6,500,000 of the Purchase Price shall be paid to the Escrow Agent (as defined in Section 10.03) as the General Escrow Amount (as defined in Section 10.03) and (ii) $4,500,000 shall be paid to the Escrow Agent as the Environmental Escrow Amount (as defined in Section 10.03). Each of the Sellers acknowledges that an appropriate and reasonable valuation and allocation of the Purchase Price and the Non-Compete Payment (as defined in Section 4.01) among the Acquired Assets and the covenants in Article IV is set forth on Schedule 1.06. Purchaser and Sellers agree that they will not take any position or action inconsistent with the allocation of Schedule 1.06 in the filing of any Tax Returns.
     1.07 Inventory Value.
     (a) Inspection, Valuation and Purchase of Inventory. Sellers agree to sell and Purchaser agrees to buy all raw material inventory, work-in-process inventory and finished goods inventory of the Sellers as of the Closing (including, without limitation, coil stock, paint with a remaining shelf life of six months or greater, structural shapes, plate, stock inventory of finished deck and joists, and accessories and/or related products associated with the Business), except for any such inventory that is obsolete or not usable or salable in the ordinary course of business (collectively, the “Inventory”). Sellers agree and covenant that after the close of business on the Friday prior to the Closing Date and until Closing, no inventory shall be added to or removed from the Facilities. Commencing immediately after the close of business on the Friday prior to Closing (Thursday prior to Closing for warehouses and ports) and continuing for so long as may be necessary, but no longer than two (2) days at the Sellers’ production facilities and three (3) days at the Sellers’ warehouses and ports, a representative of Sellers and a representative of Purchaser shall conduct a joint inspection and appraisal of the Inventory (the “Joint Appraisal”). Sellers shall make available such personnel and equipment as may be necessary to move, count and/or determine the estimated weight of the Inventory in order to assure Sellers and Purchaser that an accurate and, subject to Section 1.07(c) hereof, complete physical inventory has been taken in order to properly value the Inventory. Following the Joint Appraisal (and except as set forth in Section 1.07(c) below), Sellers and Purchaser shall endeavor to agree upon a mutually acceptable value for the Inventory (the value for the Inventory determined pursuant to this Section 1.07 is referred to herein as the “Inventory Value”), which shall be calculated in accordance with the following:
     (i) Valuation of Raw Material Inventory. The raw material inventory of Sellers included in the Inventory (collectively, the “Raw Material Inventory”) shall be valued, on an aggregated basis according to Categories (as more fully described below), at the lower of cost or market value. In determining the lower of the two, cost and market value shall each be determined on an aggregated basis according to Categories (as defined below). With respect to each such Category, the value used in calculating the total value of the Raw Material Inventory shall be the lower of (x) the aggregate cost of all items included in such Category or (y) the aggregate market value of all items included in such Category. The total value of the Raw Material Inventory used in determining the Inventory Value shall be equal to the sum of all such Category values as determined in accordance with the immediately preceding sentence. As more fully set forth on Schedule 1.07(a)(i), each category of Raw Material Inventory (each, a “Category”) shall be defined according to similarity of materials, size (or, in the case of coils, width), gage, grade, finish, and form for preprocessing (such as perforations or coatings). Excluded Assets will include any merchant steel that is damaged or less than ten (10) feet in length. Excluded Assets will also include, for cold rolled and galvanized sheet steel in coils, a coil that is (i) rusted and not useable or saleable in the ordinary course of business or (ii) usable only in discontinued product lines. “Non-Prime Coils” (as defined on Schedule 1.07(a)(i)) will be devalued according to such Schedule 1.07(a)(i).

     (A) Market Value. For purposes of this Agreement, the market value of each Category comprised of cold rolled and galvanized sheet steel in coils (“Coil Products”) and each Category comprised of merchant steel (“Merchant Steel”) shall be equal to the sum of: (1) the product of (a) the average of the per ton prices paid by the Sellers (such average to be appropriately weighted to account for the total tons purchased in the domestic market compared to the total tons purchased in the foreign market), as set forth on the related purchase orders (including foreign and domestic purchases), for all raw material inventory within the parameters of such Category purchased by the Sellers during the ninety (90) day period ending on the last business day prior to the Closing Date (the “Valuation Period”), multiplied by (b) the total tons of Raw Material Inventory included in such Category; plus (2) any additions thereto provided for in Section 1.07(a)(i)(C) below. If the Sellers have not made any purchases of raw material within the parameters of any Category during the Valuation Period, the per ton price used to calculate the market value of such Category of Raw Material Inventory shall be equal to: (1) in the case of Coil Products, the average U.S. Steel list price (per ton) less average discounts received by Sellers on Coil Products during the Valuation Period applicable to Raw Material Inventory included in such Category (and all additions provided for in Section 1.07(a)(i)(C) below shall be added to the market value as so calculated); or (2) in the case of Merchant Steel, the average list price (per ton) of Purchaser less average discounts during the Valuation Period applicable to the Raw Material Inventory included in such Category (and all additions provided for in Section 1.07(a)(i)(C) below shall be added to the market value as so calculated).
     (B) Cost. For purposes of this Agreement, the cost for each Category of Raw Material Inventory shall be equal to the aggregate actual cost to Sellers for all Raw Material Inventory included in such Category, plus (to the extent not already included in such price) any additions thereto provided for in Section 1.07(a)(i)(C) below.
     (C) Additions to Cost and Market Value. In addition to the foregoing, the following shall be added to both the cost and market value of each Category of Raw Material Inventory (as determined pursuant to subsections (A) and (B) of this Section 1.07(a)(i)): (1) the aggregate actual cost to the Sellers of all processing and other value-added services (including, without limitation, perforation, painting, and coating) performed with respect to the Raw Material Inventory in such Category; and (2) the total of all actual freight costs incurred by the Sellers with respect to the Raw Material Inventory in such Category.
     (ii) Valuation of Work-in-Process Inventory. Each item of the Sellers’ work-in-process inventory included in the Inventory and listed on Schedule

1.07(a)(ii), which schedule shall be updated as of the Closing (collectively, the “WIP Inventory”), shall be valued at, and purchased by the Purchaser for, the cost of the raw materials incorporated in such item of WIP Inventory (which shall be determined in accordance with the provisions of subsections (i)(B) and (i)(C) of this Section 1.07(a)).
     (iii) Valuation of Finished Goods Inventory. All of the Sellers’ finished goods inventory included in the Inventory and listed on Schedule 1.07(a)(iii), which shall be updated as of the Closing (collectively, the “Finished Goods Inventory”), shall be valued at, and purchased by the Purchaser for, the sum of: (A) the cost of the raw materials incorporated in such Finished Goods Inventory (which shall be determined in accordance with the provisions of subsections (i)(B) and (i)(C) of this Section 1.07(a)); plus (B) the Sellers’ labor costs associated with the Finished Goods Inventory, which shall be equal to the product of (1) the Sellers’ average total labor costs per ton for each applicable type of work (short span, long span/girders, decking, accessories, etc.) in the three (3) months immediately prior to the month in which the Closing occurs multiplied by (2) the total tons of Finished Goods Inventory with respect to which such work was performed; plus (C) the Sellers’ average overhead costs associated with the Finished Goods Inventory, which shall be equal to the sum of (1) the total tons of Finished Goods Inventory multiplied by the Sellers’ total average plant overhead costs per ton for all finished goods produced by the Sellers in the three (3) months immediately prior to the month in which the Closing occurs, plus (2) $40.00 per ton of Finished Goods Inventory. The maximum price paid for finished goods on any Contract will be the contract selling price minus the sum of (1) the cost of freight to the job site plus (2) $50.00 per ton.
     (b) Resolution of Inventory Valuation Disputes. In the event Sellers and Purchaser are unable to agree upon a mutually acceptable price for all or any part of the Inventory (except as set forth in Section 1.07(c) below) prior to Closing, either such party may notify the other of that party’s desire to submit the valuation of the Inventory items in dispute to the President of the Steel Joist Institute or President of the Steel Deck Institute, as appropriate, or such other person as may be mutually agreed upon by Sellers and Purchaser (the “Arbitrator”). The Arbitrator shall, within forty-eight (48) hours after designation, together with a representative of each party, inspect the Inventory items in dispute. Prior to the Arbitrator’s inspection, representatives of Sellers and Purchaser shall inform the Arbitrator and each other in writing of the quantity and value placed on the disputed Inventory items by that party. Within twenty-four (24) hours of the inspection, the Arbitrator shall determine the valuation of the Inventory items and advise the parties in writing of its determination. The valuation determined by the Arbitrator shall be that proposed by Sellers or that proposed by Purchaser, whichever (in the Arbitrator’s opinion in its sole discretion) most closely approximates the Arbitrator’s valuation (which shall be determined in accordance with the provisions of this Agreement). The valuation of the party selected by the Arbitrator shall be the value for such disputed items used in calculating the Inventory Value. All travel, out-of-pocket expenses and charges of the Arbitrator shall be shared equally by Sellers and Purchaser and paid at Closing. Notwithstanding any other provisions of this Agreement to the contrary, the Closing shall be postponed until the receipt of the Arbitrator’s decision.
     (c) Impracticability of Determining the Value of Certain Inventory. In conducting the Joint Appraisal, each of the Sellers and the Purchaser recognize and agree that there are certain items of imported inventory, commonly referred to as “cans”, with respect to which inspection and valuation will be highly impracticable. Therefore, (i) each of the Sellers and the Purchaser agree that all such cans shall be included in the Inventory and (ii) the Sellers represent and warrant that none of such cans, nor any of the items contained in such cans, are obsolete or not usable or salable in the ordinary course of the Business as currently conducted by the Sellers.
     1.08 Closing. The Closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Haynes and Boone, LLP, at its address at 901 Main Street, Suite 3100, Dallas, Texas 75202 at 10:00 a.m. local time on the later of (i) March 26, 2007, or (ii) the third Monday following the last Saturday of the first calendar month after all conditions to the Closing have been satisfied or waived, or at such other time or place or on such other date as the parties hereto shall agree. The date on which the Closing occurs is herein referred to as the “Closing Date.”
     II. ASSUMPTION OF LIABILITIES
     2.01 Assumed Liabilities. At the Closing, pursuant to an Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”), the form of which is attached hereto as Exhibit A, the Sellers will assign, and Purchaser will assume, accept, and agree to pay, perform, or otherwise discharge, in accordance with the respective terms and subject to the respective conditions thereof, only the following duties, liabilities, and obligations (collectively, the “Assumed Liabilities”): (a) the obligations of the Sellers to perform their duties under the Unfinished Customer Contracts (as defined in Section 2.02(a) below); (b) all real property leases (including without limitation, the lease (the “Summit Lease”) for the property located at 25 De Forest Avenue, Summit, New Jersey, as amended by the Lease Amendment); (c) the other contracts, agreements and arrangements specifically listed on Schedule 2.01 to this Agreement (the Assumed Liabilities set forth in clauses (a), (b), and (c) are collectively referred to herein as the “Assumed Contracts”); and (d) the accrued or earned vacation liability and “time bank liability” (as defined in Section 5.01) deducted from the Purchase Price pursuant to Section 5.02. Purchaser does not assume or agree to pay, perform or discharge, and shall not be responsible for, any claims, liabilities or obligations of any Seller which are not Assumed Liabilities, whether accrued, absolute, contingent or otherwise, and whether known to Purchaser or any Seller (the “Retained Liabilities”). Sellers agree that on and after the Closing they will pay or otherwise provide for the payment and discharge of the Retained Liabilities.
     2.02 Unfinished Customer Contracts.

     (a) At the Closing, pursuant to the Assignment and Assumption Agreement, the Sellers shall assign, and Purchaser will assume, accept, and agree to pay, perform, or otherwise discharge, in accordance with the respective terms and subject to the respective conditions thereof, all of the Sellers’ contracts to provide goods or services to customers which have not been completed as of the Closing Date (the “Unfinished Customer Contracts”).
     (b) The Purchaser shall receive a credit against payment of the Purchase Price equal to the amount, if any, by which, as of the Closing Date, the amount invoiced by the Sellers to customers under the Unfinished Customer Contracts exceeds the value (determined, in each case, pursuant to the terms of the applicable Unfinished Customer Contract) of services performed and units delivered by the Sellers under such Unfinished Customer Contracts. The sum of all over billings or advance billings by Sellers at Closing shall be a credit to the Purchase Price at Closing. Schedule 7.06(b) shall be updated on the Friday prior to Closing and shall serve as the basis for determining the over or advance billing amount.
     (c) Purchaser shall have the right to review all Unfinished Customer Contracts immediately after execution of this Agreement. After execution of this Agreement, Sellers agree to allow Purchaser to have reasonable access, during normal business hours to Sellers’ offices to facilitate the completion of the transactions contemplated hereby, including, but not limited to, work force integration, review of internal controls, and review of the Unfinished Customer Contracts.
     (d) Purchaser may be entitled to indemnification pursuant to Section 10.01(a)(vii) hereof, in accordance with the terms and conditions set forth therein, to the extent that Sellers’ aggregate estimates with respect to the units necessary to complete the Unfinished Customer Contracts turn out to have been too low. For purposes of this Agreement, units of joist are measured by the ton and units of deck are measured by squares.
     (e) Progress Schedules.
     (i) Interim Schedules. Progress schedules shall be provided to the Sellers on a quarterly basis detailing the progress on each Unfinished Customer Contract. Thirty (30) days after the end of each calendar quarter but no sooner than ninety (90) days after the Closing, Schedule 7.06(b) shall be updated to reflect the number of squares of deck or tons of joist shipped during the previous time frame.
     (ii) Final Schedule. Within thirty (30) days after Purchaser’s completion of all Unfinished Customer Contracts, Purchaser shall deliver to Sellers a schedule (the “Final Contract Schedule”) setting forth with respect to each Unfinished Customer Contract:
     (A) the total number of each type of unit delivered by Purchaser under such contract;
     (B) with respect to each type of unit, the difference, positive or negative (the “Difference”), between (1) the Sellers’ estimate, to be provided by the Sellers to the Purchaser at the Closing, of the number of such units still required, as of the Closing Date, to complete such Unfinished Customer Contract and (2) the actual number of such units required for Purchaser to complete such contract; and
     (C) the aggregate value, positive or negative (the “Adjustment Value”), of all Differences with respect to such Unfinished Customer Contract, which shall be calculated using the applicable unit prices set forth in such Unfinished Customer Contract.
Anything to the contrary in this Section 2.02(e)(ii) notwithstanding: (x) any units used by Purchaser in its performance under any Unfinished Customer Contract that were damaged, wasted, lost, used improperly, required replacement or substitution, or were otherwise not necessary for the completion of such Unfinished Customer Contract due to, or in any way related to, any fault of Purchaser or Sellers shall not be included in the calculation set forth in clause (B) of this Section 2.02(e)(ii); (y) no amendments, changes, or revisions to any Unfinished Customer Contract after the Closing shall be taken into account in such to the extent that additional units are required as a result of any such amendment, change, or revision; and (z) any units used by Purchaser due to any fault of Sellers other than Sellers’ estimates will be reimbursed to Purchaser at the unit values provided in Schedule 7.06(b) and will not go against the basket provided in Section 10.04;
     (iii) The Sellers shall have forty-five (45) days after receipt thereof to review the Final Contract Schedule. Purchaser shall promptly respond to any and all requests for additional information made by the Sellers (or any of their respective representatives) in connection with the Final Contract Schedule, or any determinations, computations, or decisions made in preparation thereof, and afford the Sellers (and their representatives) reasonable access to the underlying books and records from which such schedule was prepared. If Sellers shall disagree with any item of (or omission from) the Final Contract Schedule, or any determination, computation, or decisions made in the preparation thereof, the Sellers shall, within sixty (60) days of receipt of the Final Contract Schedule, serve notice of such disputed item or items on Purchaser. The Sellers and the Purchaser shall thereupon endeavor to reach agreement with respect thereto. If such agreement is not reached within sixty (60) days of notice of such disagreement, such disputed item or items shall be submitted to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) by one (1) arbitrator agreed upon by both parties to this Agreement. If the parties fail to agree on the arbitrator within thirty (30) days from the date of the demand to arbitrate, the AAA shall make appointment of the arbitrator. The arbitration hearing shall be held in New York City, New York at a location designated by the arbitrator. The substantive laws of the State of Delaware (excluding conflict of laws provisions) shall apply to the arbitration. The arbitration hearing shall be concluded within ten (10) days unless otherwise ordered by the arbitrator and the award thereon shall be made within fifteen (15) days after the close of submission of evidence. An award rendered by the arbitrator will be binding and may be entered by either party in a court of competent jurisdiction as a final judgment; provided, however, that (a) errors of law shall be judicially reviewable on motion of either party and (b) the arbitrator shall not be entitled to award punitive, exemplary or similar damages. The arbitration provisions hereof shall, with respect to such controversy or dispute, survive the termination or expiration of this Agreement. The expenses of such arbitration shall be shared equally by Purchaser, on the one hand, and Sellers, on the other. Purchaser and Sellers shall furnish to such arbitrator such records, workpapers, and other documents and information relating to the disputed items as such arbitrator may request.
     2.03 Additional or Amended Unfinished Customer Contracts. From the date of execution of this Agreement until Closing or earlier termination of this Agreement, Sellers shall consult with Purchaser prior to (i) entering into any new contract with a customer having a value greater than $100,000, the completion of which would take place after the Closing, or (ii) amending any Unfinished Customer Contract, the completion of which would take place after the Closing, so as to increase the value of products or services to be provided by Sellers after the Closing by an amount greater than $50,000.
     III. ACCOUNTS RECEIVABLE
     3.01 Collection of Receivables by Purchaser on Behalf of Sellers. The parties agree and acknowledge that the Sellers are retaining their accounts receivable and not selling same to Purchaser in connection with the transactions contemplated by this Agreement. During the period expiring six (6) months after the Closing (the “Collection Period”), Purchaser hereby agrees to collect, on behalf of and for the account of the Sellers, the Seller Receivables outstanding as of the Closing. Purchaser hereby agrees to use its commercially reasonable efforts to collect all of the Seller Receivables, and to employ Phyllis Gaiti, who currently works for the Sellers in such capacity (or, if Ms. Gaiti’s employment shall cease during the Collection Period, a person mutually agreed to by Sellers and Purchaser), to assist in the collection of such Seller Receivables. Purchaser shall pay to the Company all collections made by it with respect to the Seller Receivables within five (5) business days of receipt by Purchaser.

     3.02 Collection of Receivables by Each Party. Without limiting the foregoing provisions of Section 3.01, with respect to their respective accounts receivable collection practices from and after the Closing, Purchaser and Sellers agree as follows: (i) if a payment received from a customer indicates that the payment is being made on an account owned by the party that has received it, such party shall retain such payment; and (ii) if a payment received by Purchaser, on the one hand, or by the Sellers, on the other hand, from a customer indicates that the payment is being made on an account not owned by the receiving party, such party shall endorse (if necessary) and remit such payment to the appropriate party within five (5) business days after receipt. If Purchaser receives a payment from a customer who owes the Sellers and Purchaser, and the payment does not designate that it is in payment of either a Seller Receivable or Purchaser’s receivable, then Purchaser will deposit that payment and contact the customer to determine to which receivable the payment applies and apply such payment accordingly.
     3.03 Rights Reserved by the Sellers. The Sellers reserve the right to assume control of the collection, and to use any methods, practices and policies they deem commercially reasonable with respect to such collection, of any of the Seller Receivables which are more than 90 days past due (including, without limitation, turning any or all of such Seller Receivables over to one or more collection agencies). Anything to the contrary in this Agreement notwithstanding, each Seller shall have the right to use its name as of the date of this Agreement from and after the Closing to the extent it deems necessary to collect the Seller Receivables, provided that each Seller includes “formerly known as” immediately prior to any use of such name.
     IV. NON-COMPETITION AGREEMENTS
     4.01 Non-Competition Agreement. Except as otherwise provided in Section 4.02 below, Sellers, Bouras and the Foundation agree and covenant with Purchaser that, for a period of five (5) years after the Closing Date, each of them will not, except pursuant to any written consulting or employment agreement with Purchaser, or as set forth in Section 4.02, directly or indirectly, through themselves or any of their respective Affiliates (except as set forth in Section 4.02 below), either (i) own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, or control of, or be employed by or connected in any manner with any business which is or proposes to engage in any business similar to the Business, including without limitation a business for manufacturing and selling steel deck, joist and related products, together with services related to such activities including estimating, engineering, detailing, trucking, and operating from a plant or office within a distance of 400 miles from the current location of the Facilities; or (ii) solicit or in any manner attempt to influence or induce any employee employed, now or in the future, by Purchaser or any Affiliate of Purchaser, to leave such employment. As used in this Agreement, an “Affiliate” of a specified person or entity is a person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, exercises a controlling influence over, or is under common control with, the person or entity specified. In consideration for the covenants of the Sellers, Bouras, and the Foundation under this Article IV, Purchaser shall pay $2,000,000 in cash (the “Non-Compete Payment”) to the Sellers, Bouras, and the Foundation, as follows: (i)

$1,000,000 to the Sellers; (ii) $500,000 to Bouras; and (iii) $500,000 to the Foundation. The Non-Compete Payment shall be paid hereunder at the Closing in accordance with Section 13.02 hereof.
     4.02 Exceptions. Notwithstanding the foregoing restrictions, nothing in this Agreement shall: (i) restrict PCM or Bouras Properties, LLC (“BP”) from continuing to conduct their respective businesses as currently conducted; (ii) restrict Sellers, PCM, or BP, or any of their respective Affiliates, from operating any trucking or other transportation, shipping or delivery business related to the business currently conducted by PCM; (iii) restrict or prohibit ownership by any of the Sellers or any of their respective Affiliates of five percent (5%) or less of the issued and outstanding capital stock of any company whose securities are publicly traded; or (iv) restrict the Sellers’ ability to sell any of their assets as of the Closing not purchased by Purchaser hereunder.
     4.03 Remedies. The parties agree that in the case of a breach by any of Sellers, Bouras or the Foundation of Section 4.01, damages would be difficult, if not impossible, to prove, and Purchaser shall be entitled to injunctive relief against Sellers, Bouras and/or the Foundation, as the case may be, which shall not be Purchaser’s exclusive remedy. If any Seller, Bouras or the Foundation is found to have violated Section 4.01, the parties agree that the duration of the non-competition period set forth above shall be automatically extended by the same period of time that the breaching Seller, Bouras or the Foundation is determined to be in violation of the foregoing agreements. The parties hereby further agree that the restrictions and obligations herein set forth are (i) reasonable and necessary to protect the substantial value of the Acquired Assets Purchaser is acquiring from Sellers and (ii) are reasonable and beneficial to Sellers, Bouras and the Foundation in light of the substantial benefits to be realized by Sellers, Bouras and the Foundation by virtue of the transactions described herein. If any of the foregoing restrictions should be finally determined by any court to be unenforceable in any particular area or jurisdiction or enforceable in such area or jurisdiction only if modified in duration or scope, then the parties agree that this Agreement shall be amended and modified so as to eliminate therefrom the particular area or jurisdiction as to which such restriction is so held to be unenforceable or deemed amended or modified in duration or scope to comply with such court order, and as to all other areas and jurisdictions and terms and provisions hereof shall remain in full force and effect as originally written. Notwithstanding any other provision of this Agreement, the provisions of this Article IV and the rights and remedies to enforce such provisions shall be assignable in favor of any successor or assignee of Purchaser.
     V. EMPLOYEE BENEFITS
     5.01 Payment of Employee Benefits. The Sellers shall be responsible for the payment of all wages, salaries and other benefits, including but not limited to vacation pay or accrual for vacation pay, or any other benefits (collectively, the “Benefits”), owing to its employees for services prior to the Closing Date. Schedule 5.01 shows the accrued vacation liability and “time bank liability” (Personal Time Off Program for hourly employees) of the Company and calculates vacation and “time bank” accrual. Any vacation pay or “time bank liability” accrued or earned prior to the Closing Date, but not paid by the Sellers as of the Closing Date with respect to Transferred Employees (as defined in Section 5.02(a)), shall be deducted from the Purchase Price. Except as otherwise provided herein and except for vacation pay and “time bank liability” deducted from the Purchase Price, the Sellers acknowledge and agree that Purchaser shall have no responsibility to the employees of the Sellers for any Benefit or any Employee Benefit Plan (as defined in Section 7.23(a) hereof) accrued or earned prior to the Closing Date, including but not limited to, any retirement, severance, bonus, vacation or any other Benefit earned under any employee benefit program (including but not limited to any Employee Benefit Plan of the Sellers).
     5.02 401(k) Plans.
     (a) Each of Sellers’ Employee Benefit Plans that is a Qualified Plan (as defined in Section 7.23(d) hereof) with a qualified cash or deferred arrangement under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), (the “401(k) Plan”), other than any 401(k) Plan that is provided for pursuant to a collective bargaining agreement entered into by Purchaser (a “Union 401(k) Plan”) (any 401(k) Plan that is not a Union 401(k) Plan, being referred to herein as a “Non-Union 401(k) Plan”) authorizes, or prior to Closing Sellers will cause its Non-Union 401(k) Plan to be amended to authorize, distributions to Transferred Employees upon a severance from employment, as described in Code Section 401(k)(2)(B)(i). “Transferred Employees” shall mean any employee of the Sellers who is employed by Purchaser as of the Closing Date.
     (b) Transferred Employees; Credit for Prior Service. Except as provided in Section 5.02(d) below, the Sellers will inform Transferred Employees of their right to request distributions of their account or accounts in the Non-Union 401(k) Plan as permitted under Code Sections 401(k)(2)(B)(i) or 401(k)(10). Purchaser agrees to permit each Transferred Employee to “rollover” the distribution such Transferred Employee receives from the respective Seller’s Non-Union 401(k) Plan into a profit sharing and 401(k) plan sponsored by Purchaser provided that the distribution complies with all applicable requirements of law, regulations and terms of Purchaser’s plan with respect to eligibility and acceptance of “rollover” contributions. Effective as of the Closing Date, with respect to Transferred Employees, Purchaser shall treat prior service as an employee of the Sellers as service with Purchaser for purposes of determining eligibility to participate, vesting, and employer contribution benefits, if any, with respect to the profit sharing and Non-Union 401(k) Plan sponsored by Purchaser or other comparable plan sponsored by Purchaser covering the Transferred Employees, provided, however, that in no event shall Transferred Employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service.
     (c) Non-Union 401(k) Plan Transfer. Prior to or on the Closing Date, Sellers will transfer the sponsorship of its Non-Union 401(k) Plan to its remaining entity, PCM. Sellers will be responsible for, and shall take all actions necessary, to communicate such transfer as required by law or regulation to all of the Sellers’ affected participants and shall do any and all further acts required by law or regulation.
     (d) Assumption of Union 401(k) Plan. Purchaser agrees to assume sponsorship of Sellers’ Union 401(k) Plan, known as the New Columbia Joist Company Savings Plan, as of the Closing Date. On or prior to the Closing Date, Sellers will take all actions necessary to permit the transfer of sponsorship of said Plan to Purchasers and to provide that the participants who are Transferred Employees shall not be entitled to request distributions of their accounts as a result of the transactions provided for herein. Effective as of the Closing Date, with respect to Transferred Employees, Purchaser shall treat prior service as an employee of the Sellers as service with Purchaser for all purposes under the Union 401(k) Plan.
     5.03 Health Care Continuation Coverage and Health Insurance Portability and Accountability Act.
     (a) Sellers acknowledge and agree that Purchaser shall have no obligation to provide continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) to any “M&A Qualified Beneficiaries” (as defined in Section 54.5980B-9, Q&A-4 of the regulations promulgated under the Code (the “Tax Regulations”)), for any period prior to, on, or after the Closing Date so long as Sellers or any ERISA Affiliate continues to maintain a group health plan (as defined in Section 5000b of the Code, Section 607 of ERISA, or both) after the Closing Date and does not cease to provide coverage under such group health plan to the current or former employees of the Company in connection with the sale (as such phrase is described in Section 54.4980B-9, Q&A-8 of the Tax Regulations, whether or not such regulations apply to this Agreement) contemplated by this Agreement.
     (b) In the event the Sellers and all of their ERISA Affiliates cease to provide coverage under a group health plan in connection with the sale contemplated by this Agreement, Sellers, Bouras and the Foundation agree to indemnify Purchaser in accordance with the provisions of Section 10.01(a)(viii) for the amount, if any, by which (i) the aggregate amount of all claims incurred and payable under the terms of Purchaser’s group health plan to the M&A Qualified Beneficiaries to whom Purchaser is obligated to provide continuation coverage under COBRA exceeds (ii) the aggregate amount of premiums collected by Purchaser from such M&A Qualified Beneficiaries for such continuation coverage.
     5.04 Pension Plans.
     (a) Prior to the Closing Date, Sellers will take all proper action necessary, including the adoption of resolutions of their respective Board of Directors, to transfer the Employee Benefit Plans that are subject to Title IV of ERISA or Section 412 of the Code to its remaining entity, PCM, other than any such Plans that are provided for pursuant to a collective bargaining agreement entered into by Purchaser (the “Non-Union Pension Plans”). Sellers will be responsible for, and shall take all actions necessary, to communicate such transfer as required by law or regulation to all of the Sellers’ affected participants and shall do any and all further acts required by law or regulation.
     (b) Prior to the Closing Date, Sellers will take all proper actions necessary and legally permissible to contribute on a deductible basis to any Employee Benefit Plans that are subject to Title IV of ERISA or Section 412 of the Code and are provided for pursuant to a collective bargaining agreement entered into by Sellers, other than any “multiemployer plans” as that term is defined in Section 4001 of ERISA (the “Union Pension Plans”), the amount necessary to fully fund the liabilities under the plan based on the following actuarial assumptions: The interest rate shall be the corporate bond weighted average interest rate specified under Section 412(b)(5)(B)(ii)(II) of the Code for the month in which the Closing Date occurs; the mortality table shall be the separate annuitant and non-annuitant tables set forth in Section 1.412(i)(7)-1 of the Final Treasury Regulations, effective February 2, 2007; and the turnover and retirement assumptions shall be as set forth on Exhibit B. If the entire amount determined above cannot be contributed to those Plans, either legally or on a deductible basis, then the amount that cannot be so contributed shall be deducted from the Purchase Price.
     (c) Effective as of the Closing Date, with respect to Transferred Employees, Purchaser shall treat prior service as an employee of the Sellers as service with Purchaser for all purposes under the Union Pension Plan.
     5.05 Purchaser Benefit Plans. Purchaser agrees that all Transferred Employees shall be eligible to enter Purchaser’s health and welfare plans on their date of hire by Purchaser and shall not be subject to any pre-existing condition exclusion. Notwithstanding anything in this Agreement to the contrary, if at any time Transferred Employees become eligible to participate in any plans of Purchaser providing post retirement health and/or post retirement life insurance coverage and/or defined benefit pension benefits, to the extent not otherwise provided pursuant to any collective bargaining agreement entered into by Purchaser at or after Closing, only service with Purchaser after the Closing Date shall be credited for purposes of satisfying the eligibility requirements under said plans.
     VI. REAL ESTATE TITLE APPROVAL AND CONVEYANCE
     6.01 Escrow; Escrow Instructions. The conveyance of the Company Real Estate and delivery of documents of title to the Company Real Estate shall be accomplished through an escrow arrangement (“Real Property Escrow”) established with Chicago Title Insurance Company (the “Title Company”). The parties will execute and deliver to the Title Company prior to the Closing, escrow instructions (“Escrow Instructions”) in form and substance mutually satisfactory to the parties. The Escrow Instructions will provide that the cost of the Real Property Escrow will be shared by Purchaser and Sellers equally. In the event of any conflict or inconsistency between the provisions of any printed form escrow instructions and the provision of this Agreement, the provisions of this Agreement shall control.
     6.02 Survey. As soon as reasonably practicable (but in no event later than the earlier of (i) forty-five (45) days following the date of this Agreement, or (ii) the forty-fifth (45th) day prior to Closing), Sellers will deliver to Purchaser a copy of an ALTA/ACSM Land Title Survey (each a “Survey”), prepared by Bock & Clark Corporation, of each of the tracts comprising the Company Real Estate, each of which shall include: (a) a metes and bounds description showing (i) the actual dimensions of each tract, (ii) the outside boundary lines of all improvements, including buildings, walkways, sidewalks and parking areas, (iii) the location of any easements, encroachments, overlaps, roadways or waterways, and (iv) all easements, set back lines or other matters referred to in the title commitment for each tract; and (b) a surveyor’s certificate in the form attached hereto as Exhibit C. Purchaser shall pay 50%, and Sellers shall collectively pay 50%, of the aggregate cost for each Survey.
     6.03 Title Binders.
     (a) As soon as reasonably practicable (but in no event later than the earlier of (i) forty-five (45) days following the date of this Agreement, or (ii) the forty-fifth (45th) day prior to Closing), Sellers will deliver to the Purchaser a title commitment (each, a “Binder”) covering each tract of the Company Real Estate and binding the Title Company to issue an ALTA Owner’s Policy of Title Insurance (the “ALTA Policy”) insuring title to such tract. The amount of the ALTA Policy shall be equal to the amount of the purchase price allocated to the Company Real Estate as determined pursuant to Section 1.06. At the same time as any Binder is delivered to Purchaser, or as soon as reasonably practicable thereafter, Sellers will deliver to Purchaser true, correct and legible copies of any and all instruments referred to in such Binder as constituting exceptions or restrictions upon the title covered thereby.
     (b) Any exceptions set forth in any Binder or Survey and not objected to by Purchaser within twenty (20) days of its receipt of such Binder (together with copies of all available documents listed in such Binder and the Survey for the property covered by such Binder), shall be Permitted Exceptions hereunder. If Purchaser notifies the Sellers in writing of any such objections (the “Objections”) within such twenty (20) day period, then, within ten (10) days after Sellers’ receipt of such notice from Purchaser, the Sellers shall notify Purchaser in writing (the “Sellers’ Title Response Notice”) of the Objections which Sellers agree to satisfy at or prior to the Closing (at the Sellers’ sole cost and expense) and of the Objections that the Sellers cannot or will not satisfy. Anything in this Agreement to the contrary notwithstanding, the Sellers shall only be obligated to cure (i) those Objections that are mortgages placed against the Company Real Estate by the Sellers (or any of their respective affiliates), (ii) encumbrances that have been voluntarily placed against the Company Real Estate by the Sellers after the date of this Agreement and before the Closing Date, and (iii) monetary judgments against the Sellers which constitute Liens on the Company Real Estate (collectively the “Required Objections”). If the Sellers choose not to satisfy all or any of the Objections that are not Required Objections (any such Objection that will not be satisfied, an “Unsatisfied Objection”), Sellers shall notify

Purchaser thereof within the applicable ten (10) day period. If any Unsatisfied Objection will have an adverse affect on the current use of the Company Real Estate, Purchaser shall have the option (to be exercised within seven (7) days following (y) Purchaser’s receipt of the Sellers’ Title Response Notice or (z) the expiration of Sellers’ ten (10) day cure period if Sellers fail to timely deliver Sellers’ Title Response Notice (the “Option Period”)) of either (i) terminating this Agreement (the “Termination Right”) or (ii) electing to consummate the purchase of the Company Real Estate in connection with the Closing hereunder, in which case Purchaser shall be deemed to have waived such Objections without any abatement or reduction of the Purchase Price and such Objections shall be Permitted Exceptions hereunder. Failure by Purchaser to respond to Sellers within the Option Period shall be deemed an election by Purchaser to waive the applicable Objection(s), which shall be Permitted Exceptions hereunder. Failure by the Sellers to timely deliver Sellers’ Title Response Notice to Purchaser shall be deemed the Sellers’ election not to cure Purchaser’s Objections. The Sellers may cure any Objections (or other exceptions to title) by having the Title Company insure over said exception on or prior to the Closing Date. To the extent the Sellers have elected to satisfy any Objection and are diligently proceeding to do so, at Purchaser’s sole option, the Closing shall be delayed for a reasonable period of time (not to exceed ninety (90) days) if necessary to permit the Sellers to complete all actions required for the Sellers to fully satisfy such Objection.
     (c) Purchaser shall pay 50%, and Sellers shall collectively pay 50%, of the aggregate cost of each Binder.
     6.04 Conveyance by Special Warranty Deed. Sellers will convey to Purchaser by special warranty deed(s) (or other substantially similar form of deed commonly used in the jurisdiction where the Company Real Estate is located if use of a special warranty deed is not available or is not commonly used in any particular jurisdiction), with covenants against grantor’s acts (the “Deeds”), title to the Company Real Estate free and clear of any and all encumbrances or restrictions, other than (i) any Permitted Exceptions (including, without limitation, Permitted Exceptions contemplated by Section 6.03 above) and (ii) those permitted exceptions listed on Schedule 6.04. All real estate taxes relating to the Company Real Estate and all utilities related to the Business or the operation of the Facilities shall be paid current and prorated as of the Closing Date.
     VII. REPRESENTATIONS AND WARRANTIES OF SELLERS, BOURAS AND THE FOUNDATION
     As a material inducement to Purchaser to execute and perform its obligations under this Agreement, and in addition to any other representation and warranty contained herein, Sellers and Bouras, jointly and severally, represent and warrant to Purchaser as set forth below in this Article. As used in this Agreement with respect to any Seller, “knowledge” means the actual knowledge, after due inquiry, of Bouras, Tim Day, James Francisco, Kevin J. Gennarelli, Carl R. Koehler, Gary E. Ruckelshaus, and, solely with respect to the representations and warranties set forth in Section 7.08 below, William S. Crane and, solely with respect to the representations and warranties set forth in Section 7.19 below, Greg Gemgnani.

     7.01 Organization of the Sellers.
     (a) Each Seller is a corporation validly existing, and in good standing under the laws of the jurisdiction of its organization, and each has all requisite corporate power and authority to own, operate, and lease its properties, to carry on such aspects of the Business as are presently being conducted by it, to enter into this Agreement and to carry out and perform the terms and provisions of this Agreement. Each Seller is qualified or licensed to do business and is in good standing in every jurisdiction wherein the failure to be so qualified would result in a Material Adverse Change. Except for the Subsidiaries and as set forth on Schedule 7.01, the Company has no subsidiaries and has no direct or indirect interest (other than as a creditor under accounts receivable), either by way of stock ownership or otherwise, in any other firm, corporation, association, or business enterprise.
     (b) Each Seller has delivered to Purchaser complete and correct copies of its Certificate of Incorporation and Bylaws, as they may have been amended.
     (c) For purposes of this Agreement: “Material Adverse Change” means a material adverse change in (i) the business, condition (financial or otherwise), capitalization, properties, assets, liabilities, operations, or results of operations of the Sellers or the Business, or (ii) the ability of the Sellers to consummate the transactions contemplated by this Agreement, to perform any of their obligations under this Agreement, or to fulfill their conditions to Closing under this Agreement, or (iii) the ability of the Purchaser to own and operate the Business after the Closing in all material respects as it is currently being operated, and no event has occurred or circumstance exists that may result in such a Material Adverse Change. It is understood and agreed, however, that none of the following shall be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred a Material Adverse Change: (i) any change in general economic conditions or in the United States economy, other than any such changes which have had a materially disproportionate affect on the Business; (ii) any change affecting any industry in which the Sellers operate, other than any such changes which have had a materially disproportionate affect on the Business; (iii) the announcement of this Agreement and the transactions contemplated hereby; (iv) the taking of any action required by this Agreement or to which Purchaser has given its written consent; or (v) any changes or effects resulting from the actions of Purchaser.
     7.02 Authorization.
     (a) Each Seller has full corporate power and authority to execute and deliver this Agreement, the Bill of Sale transferring the Acquired Assets that are not real property, the form of which is attached hereto as Exhibit D (the “Bill of Sale”), the Assignment and Assumption Agreement, the Escrow Agreement, the Environmental

Escrow Agreement, the Access Agreement, the Lease Amendment, and all other agreements and instruments executed by it in connection with this Agreement (collectively, the “Ancillary Agreements”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and the Ancillary Agreements to which it is a party, the performance by each Seller of its respective obligations hereunder and thereunder, and the consummation by each Seller of the transactions contemplated hereby and thereby, have been duly authorized, by all necessary action of its Board of Directors and shareholders. With respect to each Seller, no other corporate action on the part of such Seller is necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby and thereby.
     (b) Each of Bouras and the Foundation has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby, and to perform its respective obligations under this Agreement and the Ancillary Agreements to which it is a party.
     (c) With respect to each of the Sellers and each of Bouras and the Foundation: (i) this Agreement, and each of the Ancillary Agreements to which it is a party, has been duly and validly executed and delivered by it; and (ii) upon due authorization, execution, and delivery by all other parties hereto and thereto, this Agreement, and each of the Ancillary Agreements to which it is a party, will constitute the valid and binding obligation of such party enforceable against it in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (ii) general principles of equity that restrict the availability of equitable remedies.
     7.03 No Violation.
     (a) The execution and delivery by each Seller of this Agreement and the Ancillary Agreements to which such Seller is a party, the performance by Sellers of their respective obligations hereunder and thereunder, and the consummation by Sellers of the transactions contemplated hereby and thereby will not (a) violate or result in any breach of any provision of the Certificate of Incorporation or Bylaws, or other organizational or governance documents or instruments, of any Seller, (b) except as set forth in Schedule 7.03, violate or result in a breach of, or constitute a default (with or without due notice or lapse of time or both) under, permit the termination of, result in the acceleration of, entitle any party to accelerate any obligation under, or result in the loss of any benefit of any Seller under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, Permit, lease, agreement, contract or other instrument or obligation to which any Seller is a party or by which any Seller or any of its properties or assets may be bound or affected, (c) assuming that all consents, approvals, authorizations and permits described in Section 7.05 have been obtained and all filings and notifications described in Section 7.05 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law or Order of any Governmental Authority applicable to any Seller or any of their respective assets and properties, (d) cause Purchaser or the Acquired Assets to become subject to, or cause Purchaser to become liable for the payment of, any Tax (as hereinafter defined), except as may arise under any “bulk transfer” or similar laws of any jurisdiction (e) except for the Company Real Estate, cause any of the Acquired Assets to be reassessed or revalued by any taxing authority or other Governmental Authority, or (f) result in the imposition or creation of any Lien upon or with respect to any of the Acquired Assets.
     (b) For purposes of this Agreement: (i) “Law” shall mean and include any law, statute, ordinance, Order, rule or regulation of, and the terms of any permit or other governmental authorization issued by, any Governmental Authority; (ii) “Order” shall mean and include any order, judgment, injunction, decree, ruling, pronouncement, determination, stipulation, decision, opinion, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator; and (iii) “Governmental Authority” shall mean any (A) national, federal, state, provincial, county, city, town, village, district, or other jurisdiction, domestic or foreign, (B) national, federal, state, provincial, municipal, local, foreign or other government, or (C) governmental or quasi-governmental authority (including any governmental agency, branch, department, office or entity and any court or other tribunal).
     7.04 Ownership.
     (a) The authorized capital stock of the Company consists solely of 1,000 shares of common stock, no par value, of which 1,000 shares are duly authorized, validly issued and outstanding, fully paid and non-assessable. All of the issued and outstanding capital stock of the Company is owned of record and beneficially by Bouras and the Foundation; Bouras owns 50.1% and the Foundation owns 49.9%.
     (b) The authorized capital stock of NJBI consists solely of 1,000 shares of common stock, no par value, of which 100 shares are duly authorized, validly issued and outstanding, fully paid and non-assessable. All of the issued and outstanding capital stock of NJBI is owned of record and beneficially by the Company.
     (c) The authorized capital stock of USD consists solely of 300 shares of common stock, no par value, of which 100 shares are duly authorized, validly issued and outstanding, fully paid and non-assessable. All of the issued and outstanding capital stock of USD is owned of record and beneficially by the Company.
     (d) The authorized capital stock of ABA consists solely of 2,400 shares of common stock, no par value, of which 500 shares are duly authorized, validly issued and outstanding, fully paid and non-assessable. All of the issued and outstanding capital stock of ABA is owned of record and beneficially by the Company.
     (e) The authorized capital stock of NCJC consists solely of 1,000 shares of common stock, $1.00 par value, of which 1,000 shares are duly authorized, validly issued and outstanding, fully paid and non-assessable. All of the issued and outstanding capital stock of NCJC is owned of record and beneficially by the Company.
     7.05 Consents and Approvals. Except as set forth in Schedule 7.05, Section 9.16 and under the rules and regulations of the Antitrust Laws, no filing or registration with, no notice to and no Permit, consent or waiver of any third party is necessary for the consummation by Sellers of the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, the assignment to Purchaser of the Assumed Contracts.
     7.06 Financial Statements; Schedule of Contracts.
     (a) Each Seller has delivered to Purchaser (i) copies of its audited balance sheets as of February 29, 2004, February 28, 2005 and February 28, 2006, and its related audited statements of income and retained earnings and cash flow for the years then ended, and the notes thereto, accompanied by the report thereon of the applicable firm of independent public accountants (collectively, the “Annual Financial Statements”), and (ii) copies of the unaudited balance sheets of each Seller as of November 30, 2006 (the “2006 Balance Sheet”), together with the related unaudited statement of operations, retained earnings and cash flows for the interim period ended on such date (collectively, the “2006 Financial Statements”), certified by the chief financial officer of each Seller (such Annual Financial Statements and 2006 Financial Statements being hereinafter collectively referred to as the “Financial Statements”). The Financial Statements, including the notes thereto, (i) were prepared in accordance with generally accepted accounting principles applied on a consistent basis (“GAAP”) throughout the periods covered thereby, except as otherwise disclosed in Schedule 7.06(a), (ii) present fairly the financial position, results of operations and changes in cash flows of the Sellers as of their respective dates and for the periods then ended (subject, in the case of the 2006 Financial Statements, to normal year-end adjustments consistent with prior periods that would not be material, individually or in the aggregate), and (iii) in the case of the Annual Financial Statements, have been audited in accordance with generally accepted auditing standards.

     (b) Schedule 7.06(b), sets forth, with respect to all Unfinished Customer Contracts as of the date of this Agreement, the names of the parties, the date of the contract, and the total payments expected by Sellers under each. Schedule 7.06(b) shall be amended every thirty (30) days from the execution of this Agreement, two (2) days prior to the Closing Date, and as of the Closing Date to include a final list of all Unfinished Customer Contracts that Purchaser is assuming after giving effect to the provisions of Section 2.02.
     (c) Sellers hereby represent and warrant that (i) the information listed on Schedule 7.06(b) is correct and complete in all material respects, (ii) as of the Closing, each Unfinished Customer Contract may be assigned without causing a violation, breach or default under, such contract and without causing a violation of applicable Law, (iii) as of the Closing, the work performed under the Unfinished Customer Contracts, prior to Closing, was in compliance in all material respects with the terms and conditions of the Unfinished Customer Contracts, and to Sellers’ knowledge, there are no current or anticipated delays (other than delays arising in the ordinary course of business consistent with past practice) with respect to the completion of such contracts, (iv) as of the Closing, all subcontracts awarded to third parties relating to the Unfinished Customer Contracts have been awarded (A) in material compliance with the terms and conditions of the respective Unfinished Customer Contracts and all applicable Laws and (B) in the ordinary course of business consistent with past practices of the Sellers and with the bid price and budget related to each Unfinished Customer Contract, and (v) as of the Closing, all approvals, consents, and notices required under the Unfinished Customer Contracts have been obtained from or given to all required persons and within the required time period. Except as set forth on Schedule 7.06(c), there are no Unfinished Customer Contracts that are expected to result in a net loss to the Sellers; provided, however, that Sellers make no representation or warranty regarding Purchaser’s actual receipt of payments by customers under the Unfinished Customer Contracts after the Closing.
     7.07 Absence of Undisclosed Liabilities. Except for matters relating to the transactions contemplated by the Agreement and the Ancillary Agreements, there are no liabilities or financial obligations of the Sellers whatsoever (whether known or unknown and whether absolute, accrued, contingent or otherwise, and whether due or to become due), other than liabilities and obligations (a) for which fully funded reserves are provided in the Financial Statements or (b) of a short-term nature arising after the date of the 2006 Balance Sheet in the ordinary course of business consistent with past practices.
     7.08 Absence of Certain Changes. Except as disclosed in the 2006 Balance Sheet or Schedule 7.08, since November 30, 2006, there has been no material adverse change in the Business, financial condition or results of operations of the Sellers from that reflected in the Financial Statements, and to Sellers’ knowledge, no event has occurred or circumstance exists that may result in such a material adverse change.

     Without limiting the foregoing, since November 30, 2006, and except as disclosed in Schedule 7.08, the Sellers have:
     (a) conducted the Business in the ordinary course of business;
     (b) not entered into or amended any material transaction or contract, except in the ordinary course of business;
     (c) not mortgaged, sold, transferred, distributed or otherwise disposed of any of its material assets, except in the ordinary course of business;
     (d) not experienced any damage or destruction to, or loss of, any of its material assets, except in the ordinary course of business and except to the extent that any such asset required for the operation of the Business which has been damaged, destroyed or lost has been repaired or replaced;
     (e) not made or agreed to make any capital expenditures for additions to property, plant or equipment, except for expenditures and commitments not exceeding $50,000 individually and $200,000 in the aggregate;
     (f) not made or agreed to make any change in the compensation payable to any employee, except for increases in compensation in the ordinary course of business substantially consistent with past practices of the Sellers; or
     (g) not granted credit to any customer or distributor on terms materially more favorable than the terms on which credit has been extended to such customer or distributor in the past nor materially changed the terms of any credit previously extended.
     7.09 Litigation. Except as set forth on Schedule 7.09 and Schedule 7.19, there is no: (a) action, suit, inquiry, judicial or administrative proceeding, arbitration or investigation (“Litigation”) pending or, to the knowledge of any Seller, threatened against the Sellers or any of their respective properties, assets or rights before any Governmental Authority; or (b) judgment or other Order issued by any Governmental Authority outstanding against the Sellers.
     7.10 Liens and Encumbrances. The Sellers own the Company Real Estate. Except as set forth in Schedule 7.10, all of the Acquired Assets (other than the Company Real Estate which is to be conveyed pursuant to Article VI hereof) are owned by Sellers free and clear of all liens (choate or inchoate), encumbrances, mortgages, pledges, equities, charges, covenants, restrictions, rights of first refusal, options, reservations, conditional sale or other title retention agreements, security interests and other burdens, whether arising by contract or under law (collectively, “Liens”), other than Permitted Exceptions (as defined below). The title conveyed hereby to all Acquired Assets (other than the Company Real Estate which is to be conveyed pursuant to Article VI hereof) is good and transferable (and the transfer hereby is rightful), free of all Liens other than (i) the Permitted Exceptions and (ii) any other Liens set forth on Schedule

7.10. Except as set forth on Schedule 7.10, there have been no major repairs, renovations or improvements made to the Company Real Estate during the last four (4) months. For the purposes hereof, a major repair, renovation or improvement is one which costs Twenty-Five Thousand Dollars ($25,000.00) or more to perform.
     As used herein, “Permitted Exceptions” means any: (i) liens for Taxes, assessments, and other governmental charges or assessments not yet due or delinquent or that may thereafter be paid without penalty; (ii) liens of carriers, warehouseman, mechanics, and material-men incurred in the ordinary course of business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings that do not materially interfere with the conduct of the Business or with the use of the Acquired Assets and do not materially affect the value of the Acquired Assets; (iii) liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance, and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds, and similar obligation; (iv) purchase money liens to the extent that the underlying indebtedness secured by such liens are Assumed Liabilities; (v) with respect to any real property or any interest in real property, any (A) easements, covenants, encroachments, rights-of-way, and other restrictions of record that do not affect the current use of Company Real Estate, (B) governmental charges which are not due and payable, and (C) zoning and other similar restrictions; (vi) any Lien that will be paid or discharged at or before the Closing Date; (vii) any exceptions set forth in any Binder that, pursuant to Section 6.03, are (A) not timely objected to by Purchaser, (B) waived by Purchaser, or (C) not satisfied by the Sellers.
     7.11 Location and Sufficiency of Assets. Except as set forth on Schedule 7.11, Seller has not received written notice that the Company Real Estate (or any portion thereof or its current use is in violation of any applicable zoning legal requirements or other applicable Laws. Except to the extent any of the Excluded Assets are used in, or reasonably necessary for, the operation of the Facilities in the manner and to the extent currently operated by the Sellers, the Acquired Assets constitute all of the assets, rights, and properties used in, or reasonably necessary for, the operation of the Facilities in the manner and to the extent currently operated by the Sellers. The Acquired Assets will be adequate to enable Purchaser to continue to operate the Facilities in the manner and to the extent currently operated by the Sellers, except insofar as the foregoing may be limited by Purchaser’s failure to purchase the Excluded Assets. Except as set forth on Schedule 7.11, all Tangible Assets (other than trucking, transportation and related equipment) listed on Schedule 1.01 are in good repair and operating condition and are located at the Facilities. Schedule 1.01 identifies all “commercial motor vehicles” (as defined at 49 C.F.R. Section 390.5) included in the Acquired Assets, and such commercial motor vehicles meet the relevant requirements of 49 C.F.R. 393, subpart 1 (which are the obligation of the Purchaser after transfer). All other trucking, transportation and related equipment listed on Schedule 1.01 is being sold hereunder “as is” and “where is”, and the Sellers make no representation or warranty whatsoever with respect to the condition of such equipment or its adequacy for any particular business or other use. All Tangible Assets other than Inventory are valued on the 2006 Balance Sheet at cost, less accumulated depreciation, as applicable, determined in accordance with

GAAP. To the knowledge of Sellers, the Company Real Estate and the improvements thereon are adequately served by all necessary utilities including, without limitation, storm water systems, sanitary sewer, water, electricity, telephone, gas and other utility services necessary to operate the Company Real Estate and all improvements thereon. To the knowledge of Sellers, except as set forth in Schedule 7.11, there are no latent or patent defects or deficiencies in or to the fixtures, improvements and structures situated or constructed upon the Company Real Estate, the soil or fixtures of the Company Real Estate that would have a Material Adverse Effect on the Company Real Estate (or any portion thereof) or its current use. To the knowledge of Sellers, except as set forth on Schedule 7.11, there is no dry rot, termite infestation or other wood destroying organisms present in the Company Real Estate that would have a Material Adverse Effect on the Company Real Estate (or any portion thereof) or its current use. To the knowledge of Sellers, except as set forth on Schedule 7.11, the plumbing, electrical, mechanical or other systems of the Company Real Estate, and improvements constructed thereon are not in need of any material repair and are generally in good working order, reasonable wear and tear excepted. All leases of real or personal property to which the Sellers are a party are fully effective. No Seller has received any written notice from any Governmental Authority with appropriate jurisdiction that it or the Company Real Estate is in violation of any zoning, building, safety, or other ordinance, regulation, or requirement applicable to the operation of the Facilities and with which it has not complied.
     7.12 Condemnations. Sellers have not been served with any papers with respect to, or received written notice of, any condemnation proceeding or similar action affecting the Facilities or the Company Real Estate, and no such proceeding or similar action is currently pending before any Governmental Authority or, to the knowledge of the Sellers, threatened.
     7.13 Agreements; Bids.
     (a) Schedule 7.13 sets forth, as of the date hereof, a list of all of the following contracts and other agreements to which any Seller is a party or by which any Seller, or any of its properties or assets, is bound or subject:
     (i) employment contracts, severance agreements and other agreements with any current or former officer, director, employee or consultant;
     (ii) contracts and other agreements with any labor union or association representing any employee of the Sellers;
     (iii) contracts or other agreements relating to the Sellers and between the Sellers, on the one hand, and any shareholder of the Sellers (or any of his, her or its Affiliates), on the other hand (other than any such contracts and agreements among the Company and any of the Subsidiaries);
     (iv) joint venture agreements;

     (v) Assumed Contracts under which the Sellers agree to indemnify any party, other than purchase orders from Sellers’ customers on Sellers’ standard purchase order form;
     (vi) contracts and other agreements relating to the borrowing of money and other instruments placing any Liens on any Acquired Assets (other than any such contracts and agreements among the Company and any of the Subsidiaries);
     (vii) contracts and other agreements relating to the lease of real property (other than any such contracts and agreements among the Company and any of the Subsidiaries); or
     (viii) any other contract or other agreement involving the sale of goods or services involving payments totaling $100,000 or more, whether or not made in the ordinary course of business (other than any such contracts and agreements among the Company and any of the Subsidiaries).
     Schedule 7.13 also sets forth the amount of all payment, performance or similar bonds (each a “Performance Bond”) relating to the Assumed Contracts. All Performance Bonds are in good standing, and the Sellers have (i) not violated, breached or defaulted (with or without due notice or lapse of time or both), or permitted the termination, or acceleration of, or entitled any party to accelerate any obligation under any of the terms, conditions or provisions of any Performance Bond.
     (b) All contracts, agreements and understandings of the type described above and referenced in Schedule 7.13 are valid and binding and are in full force (other than contracts, agreements or understandings which are by their terms no longer in force or effect) and effect and enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and by general principles of equity that restrict the availability of equitable remedies. Except as set forth in Schedule 7.13, (i) no approval or consent of, or notice to, any person is needed in order that such contract, agreement or understanding shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination following the consummation of the transactions contemplated by this Agreement, and (ii) each Seller is not now, nor with the passage of time will be, in violation or breach of, or default under, any such contract, agreement or understanding nor, to the knowledge of any Seller, is any other party to any such contract, agreement or understanding.
     (c) Schedule 7.13 also sets forth, as of the date hereof, a list of all of the bids, proposals and similar documents with an expected contract price of $100,000 or more under which Sellers would provide materials or services to a customer.

     (d) True and complete copies of all written contracts and other agreements listed on Schedule 7.13 have been delivered or made available to Purchaser.
     7.14 Taxes. Except as set forth in Schedule 7.14:
     (a) The Sellers have timely filed or caused to be filed all federal, state, local and foreign Tax Returns required to be filed and has paid or caused to be paid all Taxes required to be paid in respect of the periods for which Tax Returns are due and have established prior to the date hereof adequate funded reserves under GAAP on their books for the payment of all Taxes at least equal to the liability for Taxes expected to be payable in respect of the period subsequent to the last Tax Return required to be filed for the portion of such period up to and through the date hereof.
     (b) All Taxes that the Sellers are or were required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority. All Tax Returns of the Sellers are true, correct and complete in all material respects. The Sellers are not a party to any Tax sharing agreement.
     (c) There is no delinquency by the Sellers in the payment of any Tax. No deficiencies, assessment or governmental charges for any Tax have been assessed, claimed, proposed or, to the Sellers’ knowledge threatened against the Sellers or their respective assets. Except as set forth on Schedule 7.14, consummation of the purchase of the Acquired Assets by Purchaser will not result in the imposition or creation of any Tax Obligations on the Acquired Assets except for Tax Obligations that are Retained Liabilities.
     (d) No waiver or extension of time to assess any Taxes has been given or requested. Except for jurisdictions in which the Sellers file Tax returns, the Sellers have not received notice of any claim made by any taxing authority in any jurisdiction that the Sellers are or may be subject to taxation by that jurisdiction.
     (e) The federal, state, local and foreign Tax returns of the Sellers have not been audited since the date of the most recent audit set forth in Schedule 7.14 by the Internal Revenue Service or comparable state or local agencies.
     (f) The purchase by Purchaser of the equipment and machinery included in the Acquired Assets is exempt from sales tax under the laws of New Jersey.
     (g) There are no Liens for Taxes (other than the Permitted Exceptions) on any of the Acquired Assets.
     For the purposes of this Agreement, the following capitalized terms have the following meanings:

     “Tax” means all Federal, state, local, foreign and other governmental net income, gross income, gross receipts, sales, transaction, privilege, use, ad valorem, transfer, franchise, profits, license, lease, service, service, use, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property (including, but not limited to, personal property taxes) or windfall profits tax, any customs or duties (including, but not limited to, penalties or assessments), any amounts owed for unclaimed or escheated property (including, but not limited to, assessments, penalties, fees or charges related thereto) or any other taxes, fees, assessments or charges of any kind whatsoever claimed by any governmental body, together with any interest, penalties, additions to tax or additional amounts with respect thereto.
     “Tax Obligations” means Taxes which are attributable or related to the assets or the business of Sellers, or ownership of Sellers, for any periods ending on or before the effective time of Closing, or which may be applicable because of Sellers’ sale of the Acquired Assets to Purchaser. Tax Obligations are Retained Liabilities.
     “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information submitted to any governmental body in connection with the determination, assessment, collection, or payment of any Tax.
     7.15 Compliance with Applicable Law. No Seller has received any written notice from any Governmental Authority with appropriate jurisdiction alleging that (i) the Company Real Estate violates any currently applicable municipal, county, state or federal Law applicable to the Company Real Estate including, but not limited to, building codes and zoning requirements; or (ii) the Facilities are non-conforming uses under the applicable zoning requirements. The Sellers (i) hold all material Permits necessary for the lawful conduct of the Business and (ii) are conducting the Business in compliance in all material respects with all applicable Laws and all required Permits and other governmental authorizations or approvals. The Permits listed on Schedule 1.04 are all the material Permits required for the operation of the Business. All Permits held by the Sellers are valid, and the Sellers have not received any written notice from any Governmental Authority stating that it intends to modify, suspend, cancel, terminate, or not renew any such Permit.
     7.16 Brokers’ Fees and Commissions. None of Sellers, any of their respective directors and officers, or, to the Sellers’ knowledge, their respective employees or agents have employed any investment banker, broker or finder in connection with the transactions contemplated hereby.
     7.17 Proprietary Rights.
     (a) Except as set forth in Schedule 1.02, and except for customer lists, the Sellers do not own or possess any intangible assets necessary for the conduct of the Business as currently conducted by the Sellers. Schedule 7.17 lists all Intellectual Property (as defined below) owned or used under license (or similar use agreement) by the Sellers in the conduct of the Business (collectively, the “Business Intellectual

Property”). For purposes of this Agreement, “Intellectual Property” means: all trademarks (registered or unregistered), trade names, and service marks, and applications therefore (collectively, “Marks”); all patents and patent applications (collectively “Patents”); all registered and unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”); and all other know-how, trade secrets and confidential information (including, but not limited to, customer lists).
     (b) Schedule 7.17 lists all notices or claims currently pending or received by the Sellers which claim infringement by Sellers of any Intellectual Property rights of any third party. Except as set forth in Schedule 7.17, the Sellers have not infringed or misappropriated any Intellectual Property rights of any third party. To the Sellers’ knowledge, all letters, patents, registrations and certificates issued by any Governmental Authority relating to any of the Business Intellectual Property, and all licenses and other agreements pursuant to which the Sellers use any of the Business Intellectual Property, are valid and subsisting, have been properly maintained and neither the Sellers nor any other person is in default or violation thereunder.
     7.18 Insurance. Schedule 7.18 lists all insurance policies insuring the Sellers or the Acquired Assets, copies of all of which have been made available to Purchaser. Such insurance policies are in full force and effect for such amounts and are sufficient for material compliance with all requirements of Law. To the Sellers’ knowledge, no event has occurred which limits or impairs the rights of the Sellers under any such insurance policies.
     7.19 Environmental Matters.
     (a) For purposes of this Agreement, the following terms shall have the following meanings:
     (i) “Environmental Claim” means any written accusation, allegation, notice of violation, action, claim, environmental lien, demand, abatement, Order or direction (conditional or otherwise) by any Governmental Authority or any other person (1) for personal injury (including sickness, disease or death), damage to tangible or intangible property, damage to the environment (including natural resources), nuisance, pollution, contamination, trespass or other adverse effects on property or to the environment arising under any Environmental Requirement or in connection with any Hazardous Material, or (2) for any Environmental Costs or Liabilities or (3) for the conduct of any Remedial Action;
     (ii) “Environmental Costs and Liabilities” means any and all losses, liabilities, obligations, damages (including natural resources damages), fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies and Remedial Action) arising from or under or resulting from or based upon (A) the existence, or the continuation of the existence, of a Release or threatened Release of, or exposure to, any Hazardous Material, odor or noise arising or occurring (i) in connection with the operation of the Business, (ii) on or about the Facilities (including properties adjacent to the Facilities), (iii) in connection with any act, omission or conduct of the Sellers or (iv) related to any property currently or formerly owned, operated or leased by the Sellers or any activities or operations thereof; (B) the transportation, storage, treatment or disposal of Hazardous Materials by or on behalf of the Sellers or in connection with the Facilities or other property currently or formerly owned, operated or leased by the Sellers or utilized in the conduct of the Business; or (C) any violation or alleged violation of any Environmental Requirement or any liability or alleged liability under any Environmental Requirement;
     (iii) “Environmental Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources, or public or employee health and safety and includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 33 U.S.C. § 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., Federal Safe Drinking Water Act 42 U.S.C. § 300 F et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., ISRA (as hereinafter defined), the New Jersey Spill Compensation and Control Act, N.J.S.A. § 58:10-23.11 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes as in effect on the date hereof;
     (iv) “Environmental Permit” means any permit, approval, authorization, license, variance, registration, or permission required under any Environmental Law or Order;
     (v) “Environmental Requirement” means any requirement under Environmental Law, any Environmental Permit or Environmental Order;
     (vi) “Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising any executive, legislative, judicial, regulatory or administrative function of or pertaining to government;

     (vii) “Hazardous Material” means any substance, material or waste which is regulated under any Environmental Law or which otherwise constitutes a risk to human health or the environment and is regulated by any Governmental Authority, including, without limitation, any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous substance,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including, without limitation, petroleum, petroleum products (including crude oil and any fraction thereof), asbestos, asbestos-containing materials, urea formaldehyde and polychlorinated biphenyls;
     (viii) “ISRA” shall mean , the New Jersey Industrial Site Recovery Act, NJSA §§ 13:1K-6, et seq. and its implementing regulations and the Technical Requirements for Site Remediation, N.J.A.C. 7:26E et seq.
     (ix) “New Jersey Real Estate” shall mean the Sellers’ property located at 14 Harmich Road, South Plainfield, New Jersey 07080, as more fully described on Annex 1.03 to Schedule 1.03 attached hereto;
     (x) “Environmental Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award issued under any Environmental Law or in connection with any Hazardous Material;
     (xi) “Release” means any unpermitted release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration (including vapor migration) on, through or into the indoor or outdoor environment or into or out of any property (whether sudden or non-sudden, accidental or non-accidental); and
     (xii) “Remedial Action” means any action, including, without limitation, any capital expenditures, required or voluntarily undertaken to (1) clean up, remove, treat, or in any other way address any Hazardous Material; (2) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material; (3) perform pre-remedial studies and investigations or post-remedial monitoring and care with respect to any Hazardous Material; or (4) bring facilities on any property owned, operated or leased by the Sellers and the facilities located and operations conducted thereon into compliance with any Environmental Requirement.
     (b) Except as set forth in Schedule 7.19(b):
     (i) the Facilities are not currently being used, and the Facilities, to Sellers’ knowledge, have never been used, for the generation (except in material compliance with Environmental Law), storage, or disposal of Hazardous Materials or as a landfill as each such term is defined by RCRA;
     (ii) no Hazardous Materials have been Released to or from the Facilities and no threat of Release of Hazardous Materials has occurred at the Facilities in amounts that could result in liability, or obligations under any Environmental Law;
     (iii) the Business and the Facilities are in material compliance with all applicable Environmental Requirements and each Seller has not received any written, or to Seller’s Knowledge, other notice alleging a violation of any Environmental Requirement;
     (iv) The Company or the Subsidiaries (A) have obtained and currently maintain and have timely filed any necessary renewal applications for, all Environmental Permits necessary for the conduct of the Business, (B) have owned and operated, and own and operate, the Facilities, in material compliance with all requirements of those Environmental Permits, and (C) have not received written, or to Seller’s Knowledge, other notice of any (I) requirement for any additional Environmental Permit, or (II) any written, or to Seller’s Knowledge, other threat or proceeding to revoke, modify or otherwise affect any of those Environmental Permits;
     (v) there are no legal proceedings pending or threatened against the Sellers or the Facilities alleging or asserting any Environmental Claim, the Sellers have received no notice of any Environmental Claim against the Sellers or the Facilities, and to Seller’s Knowledge, there exists no reasonable basis for the assertion against the Sellers or the Facilities of any Environmental Claim;
     (vi) neither the Sellers, nor, to Sellers’ knowledge, any predecessor of the Sellers, or any current owner or any former owner or operator of any real or personal property currently owned, leased or operated by the Sellers has filed any notice under any Environmental Law reporting a Release or threatened Release of any Hazardous Material or received any notice of any Environmental Claim with respect thereto;
     (vii) the Sellers and the Facilities are not currently subject to, or the subject of, any Environmental Order, and to Sellers’ knowledge, the Sellers and the Facilities have not, in the past, been subject to, or the subject of, any Order;

     (viii) neither the Sellers nor any predecessor of the Sellers has given any contractual indemnity, release, or other liability shifting mechanism to any person with respect to any actual or potential Environmental Claim or Environmental Costs and Liabilities;
     (ix) neither the Sellers, nor to Sellers’ knowledge any predecessors of the Sellers, has made any claim under any insurance policy relating to Hazardous Materials, Environmental Claims or Environmental Costs and Liabilities; and
     (x) the Sellers have provided or otherwise made available to Purchaser all environmental audits, reports and assessments concerning the Business and the Facilities within Sellers’ possession, custody or control.
     (c) Underground and Above Ground Storage Tanks. Except as set forth on Schedule 7.19(c), no underground or aboveground storage tanks containing petroleum, petroleum products, any wastes or any Hazardous Materials are currently located on the Facilities, and to the knowledge of any Seller, no underground or aboveground storage tanks containing petroleum, petroleum products, any wastes or any Hazardous Materials have ever been located on the Facilities or on any property formerly owned, operated or leased by Sellers.
     7.20 Customers, Suppliers and Employees. Except as described in Schedule 7.20(a), since November 30, 2006: (i), there has not been any material adverse change in the business relationship of any Seller with any of the 2006 Customers and Suppliers (as defined below); and (ii) to Sellers’ knowledge, no such customer or supplier has informed Sellers that it will not do business with Purchaser following Closing. To Sellers’ knowledge, none of the employees listed on Schedule 7.20(b) has informed Sellers that they will not work for Purchaser if the transactions contemplated by this Agreement (other than with respect to employment of such employee) are consummated. Schedule 7.20(c) contains a complete and accurate list of the ten (10) largest suppliers and ten (10) largest customers of each Seller (measured in dollars of annual purchases and sales, as applicable), respectively, during the fiscal years ended February 29, 2004, February 28, 2005, and February 28, 2006 (such customers and suppliers listed on Schedule 7.20(c) with respect to the fiscal year ended February 28, 2006 are collectively referred to herein as the “2006 Customers and Suppliers”).
     7.21 Information. No representation or warranty by Sellers contained in this Agreement (including the Schedules hereto) contains any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.
     7.22 Certain Business Practices and Regulations; Potential Conflicts of Interest.
     (a) None of the Sellers nor, to the Sellers’ knowledge, any of their respective directors, officers, agents and employees have: (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment.
     (b) To the Sellers’ knowledge, except as described in Schedule 7.22, none of the shareholders, officers or directors of the Sellers or any entity controlled by any of the foregoing (i) owns, directly or indirectly, any significant interest in, or is a director, officer, employee, consultant or agent of, any person which is a competitor, lessor, lessee or customer of, or supplier of funds, goods or services to, the Sellers, (ii) owns, directly or indirectly, in whole or in part, any real property, leasehold interest or other property that is used in the Business, (iii) has any cause of action or other suit, action or claim whatsoever against, or owes any amount to, the Sellers other than claims in the ordinary course of business, (iv) has sold to, or purchased from, the Sellers any assets or property for aggregate consideration in excess of $10,000 since May 31, 2006, or (v) is a party to any contract or participates in any arrangement, written or oral, pursuant to which the Company provides office space or services of any nature to any such individual or entity, or pursuant to which any such shareholders, officers, employees or directors of the Company provide services to the Company, except in any such individual’s capacity as an employee of the Company.
     (c) None of the Sellers, nor, to the Sellers’ knowledge, any of their respective directors, officers, agents, shareholders, or employees or any entity controlled by any of the foregoing, have made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, in each case for or in respect of the Sellers.
     7.23 Employee Benefit Plans.
     (a) Schedule 7.23(a) sets forth a true and complete list of (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including, without limitation, any “multiemployer plans” as that term is defined in Section 4001 of ERISA and any plans that are subject to Title IV of ERISA or Section 412 of the Code, (ii) all specified fringe benefit plans as defined in Section 6039D of the Code, and (iii) all other bonus, deferred compensation, incentive compensation, stock option, stock purchase, restricted stock, employment, consulting, severance or termination pay, health, disability, hospitalization or other medical, life, flexible spending arrangement, cafeteria plan, sick leave and vacation policies or other welfare benefit plans, insurance, supplemental unemployment benefit, profit sharing or retirement plan, program, agreement, or arrangement (A) in which any director, officer or employee of the Sellers or any company which along with any of the Sellers would be treated as a single employer under Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA (an “ERISA Affiliate”) participates or has participated as of the date of this Agreement, or (B) which the Sellers or any ERISA Affiliate sponsors or has sponsored, contributes to or is required to contribute to, has contributed to or has been required to contribute to, participates in or has participated in as of the date of this Agreement, or (C) with respect to which the Company or any ERISA Affiliate has any liability, contingent or otherwise, as of the date of this Agreement, except that with respect to “employee pension benefit plans” within the meaning of Section (3)(2) of ERISA that are subject to Title IV of ERISA or Section 412 of the Code (including any “multiemployer plans” as that term is defined in Section 4001 of ERISA), Schedule 7.23(a) shall include all such plans which the Sellers or any ERISA Affiliate currently or at any time during the six (6)-year period preceding the Closing Date has sponsored, contributes to or is required to contribute to, has contributed to or has been required to contribute to, participates in or has participated in (an “Employee Benefit Plan”).
     (b) With respect to any Employee Benefit Plan being assumed by the Purchaser, neither the Sellers nor any of their respective predecessors or ERISA Affiliates has engaged in or knowingly permitted to occur and to the Sellers’ knowledge, no other party has engaged in or permitted to occur any transaction prohibited by Section 406 of ERISA or “prohibited transaction” under Section 4975 of the Code, except for any transactions which are exempt under Section 408 of ERISA or Section 4975 of the Code, which could subject the Sellers or Purchaser to any liability or civil penalty assessed pursuant to Section 502(i) of ERISA or a tax, assessment or charge imposed by Section 4975 of the Code. None of the Sellers nor any of their respective predecessors or ERISA Affiliates nor any employees of any of the foregoing who may be administrators or fiduciaries of any Employee Benefit Plan being assumed by the Purchaser, and to the Sellers’ knowledge, no third party administrator or third party fiduciary of any Employee Benefit Plan being assumed by the Purchaser (or agent of any such administrator or fiduciary of any Employee Benefit Plan being assumed by the Purchaser (or agent of any of the foregoing) has engaged in any transaction or acted or failed to act in a manner which is likely to subject the Sellers or Purchaser to any liability for a breach of fiduciary or other duty under ERISA or any other applicable law. The transactions contemplated by this Agreement will not be a, or cause any, prohibited transaction or breach of fiduciary duty.
     (c) Each Seller and each ERISA Affiliate is, with respect to all Employee Benefit Plans being assumed by the Purchaser in full compliance with ERISA, the Code and all other applicable laws, other than any immaterial, operational non-compliance with the terms of such Plans and applicable Laws. There are no pending or, to the knowledge of Sellers, threatened or anticipated disputes, lawsuits, investigations, audits, complaints or claims (other than routine claims for benefits) by, on behalf of or against any of the Employee Benefit Plans being assumed by the Purchaser or any trusts related thereto except as individually, or in the aggregate, would not result in any loss to the Sellers or Purchaser or the imposition of any Lien on the Acquired Assets.
     (d) Except for any formal written qualification requirement with respect to which the remedial amendment period set forth in Section 401(b) of the Code, and any regulations, rulings or other IRS releases thereunder, has not expired (i) each Employee Benefit Plan that is intended to be “qualified” within the meaning of section 401(a) of the Code (“Qualified Plan”), has received a favorable determination letter from the IRS and is qualified in form and operation under Section 401(a) of the Code, and each trust for each such Employee Benefit Plan is exempt from federal income tax under Section 501(a) of the Code and (ii) to the Sellers’ knowledge no event has occurred or circumstance exists that gives rise to disqualification or loss of tax-exempt status of any such Employee Benefit Plan or trust.
     (e) All filings required by ERISA and the Code as to each Employee Benefit Plan being assumed by the Purchaser have been timely filed and all notices and disclosures to participants required by ERISA or the Code have been timely provided, and each such Employee Benefit Plan has been operated in accordance with the terms and conditions of the plan documents.
     (f) The Sellers and any ERISA Affiliates have performed in all material respects all of their obligations under all Employee Benefit Plans being assumed by the Purchaser, and all contributions and other payments required to be made by the Sellers or ERISA Affiliates to any Employee Benefit Plan being assumed by the Purchaser have been made.
     (g) No Employee Benefit Plan provides (or has any obligation or commitment to provide) health, medical, disability, life or other similar benefits with respect to any current or former employees (or beneficiary thereof) of the Sellers beyond their retirement or other termination of service (other than coverage mandated by Title I, Subtitle B, Part 6 of ERISA, (“COBRA continuation coverage”) which coverage is fully paid by the former employee or his dependents). No Employee Benefit Plan is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
     (h) Except as provided in Schedule 7.23(h), there are no former employees of the Sellers (or their eligible dependents) who are either (i) currently receiving COBRA continuation coverage under a group health plan of the Company; or (ii) eligible to receive COBRA continuation coverage under such group health plan as the result of a “qualifying event,” as defined in Section 4980B(f)(3) of the Code, that occurred prior to the Closing Date and with respect to whom the “election period,” as defined in Section 4980B(f)(5) of the Code, has not expired.
     (i) All group health plans that are Employee Benefit Plans being assumed by the Purchaser have been operated in compliance with the group health plan continuation coverage requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and the portability, nondiscrimination and other requirements of Part 7 of Subtitle B of Title I of ERISA and Sections 9801 through 9833 of the Code, inclusive, and the regulations issued thereunder.
     (j) There are no agreements which will provide payments to any officer, employee, shareholder, or highly compensated individual of the Sellers which will be “parachute payments” under Section 280G of the Code that are nondeductible to the Sellers or subject to tax under Section 4999 of the Code.
     (k) Except as described in Schedule 7.23(k), the none of the Sellers is a party to any oral or written agreement, plan or arrangement with any officer, director or employee of the Sellers (i) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Sellers of the nature of any of the transactions contemplated by this Agreement or the Ancillary Agreements, (ii) providing severance benefits or other benefits after the termination of employment regardless of the reason for such termination of employment, or (iii) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements.
     (l) Except as set forth in Schedule 7.23(l), no Employee Benefit Plan is a “multiemployer plan,” as that term is defined in Section 4001 of ERISA or an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code.
     (m) No employer securities, employer real property (as defined in Section 407(d)(2) of ERISA) or other employer property is included in the assets of any Employee Benefit Plan being assumed by the Purchaser.
     (n) None of the Sellers nor any ERISA Affiliate has filed or been required to file any notices, forms or reports with the Internal Revenue Service (“IRS”), the Pension Benefit Guaranty Corporation (“PBGC”) or the Department of Labor (“DOL”), pursuant to statute, other than annual reports, with respect to any Employee Benefit Plan being assumed by the Purchaser within the four (4) years preceding the date hereof.
     (o) None of the Sellers nor any ERISA Affiliate has received any notice from the IRS, the PBGC, or the DOL relating to any Employee Benefit Plan being assumed by the Purchaser regarding an audit of any Employee Benefit Plan or the assessment of a material penalty.
     (p) There are no trusts funding any Employee Benefit Plans which are intended to be qualified under Section 501(c)(9) of the Code.

(q) Sellers have delivered to Purchaser:
     (i) copies of the current Employee Benefit Plan document and any amendments thereto for each Employee Benefit Plan being assumed by the Purchaser and copies of any related trusts (and for any such Employee Benefit Plan that is not in writing, a written description of such Plan), and (1) the most recent summary plan descriptions of such Employee Benefit Plans for which the Company or any ERISA Affiliate is required to prepare, file, and distribute summary plan descriptions, and (2) the most recent copy of all summaries and descriptions furnished to participants and beneficiaries regarding such Employee Benefit Plans for which a plan description or summary plan description is not required;
     (ii) the Form 5500 filed in each of the most recent three (3) plan years with respect to each Employee Benefit Plan being assumed by the Purchaser, including all schedules thereto and any opinions of independent accountants relating thereto;
     (iii) with respect to Employee Benefit Plans being assumed by the Purchaser that are Qualified Plans, the most recent determination letter for each such Employee Benefit Plan;
     (iv) copies of all notices delivered to the Sellers’ group health plan participants, as required by applicable law, for the past six years, including, but not limited COBRA notices and certificates of creditable coverage under the Health Insurance Portability and Accountability Act of 1996, as amended, with respect to the Employee Benefit Plans being assumed by the Purchaser;
     (v) all insurance policies or agreements regarding other funding arrangements that are currently in force which were purchased by or that provide benefits under any Employee Benefit Plan being assumed by the Purchaser or otherwise reimburse for benefits paid under the Employee Benefit Plans; and
     (vi) all written agreements that are currently in force with third party administrators, investments managers, consultants and service providers relating to any Employee Benefit Plan being assumed by the Purchaser and any and all written reports, including discrimination testing, submitted to the Sellers by such third party administrators, investment managers, consultants and service providers within the four (4) years preceding the date hereof.
     7.24 Labor Relations.

     (a) Schedule 7.24(a) sets forth an accurate and complete list of all written agreements, arrangements or understandings with officers, directors and employees of the Sellers regarding wages, benefits or services to be rendered.
     (a) Except as described on Schedule 7.24(b), each Seller (i) is and has been for the past three (3) years in compliance with all applicable laws regarding employment and employment practices, terms and conditions of employment, non-discrimination, wages, hours, plant closings, occupational safety and health and worker’s compensation, and (ii) has not engaged in any unfair labor practices and has not had any unfair labor practice charges or complaints pending or threatened against it before the National Labor Relations Board. In the past three (3) years, each Seller has not had any grievances pending or threatened against it pursuant to any grievance procedure nor has it had in the past three (3) years any charges pending before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices, except as set forth on Schedule 7.24(b).
     (b) Except as set forth in Schedule 7.24(c), there exists no collective bargaining agreement or other labor union contract applicable to any employee of the Sellers and no such agreement or contract has been requested by any employee or group of employees of the Sellers, nor has there been any discussion with respect thereto by management of the Sellers with any employees of the Sellers. Except as described in Schedule 7.23(c): (i) the Sellers have not received any written notification of any unfair labor practice charges or complaints pending before any agency having jurisdiction thereof; and (ii) to the Sellers’ knowledge (A) there are no current union representation claims involving any of the employees of the Sellers, and no such charges or claims have been threatened, (B) there is no labor strike, slowdown, work stoppage or lockout pending or threatened against the Sellers, and (C) no union organizational campaign or representation petition is currently pending with respect to any of the employees of the Sellers, nor has there been any such occurrence or activity during the last five (5) years.
     (c) Schedule 7.24(d) sets forth (i) the name, date of hire, and the current salary (or rate of pay) of and the bonus paid during the last fiscal year to each employee of the Sellers (which for all purposes shall include employees leased by the Sellers from a third party); (ii) any increase to become effective after the date of this Agreement in the total compensation or rate of total compensation payable by the Sellers to each such person; (iii) any increase to become payable after the date of this Agreement by the Sellers to employees other than those specified in clause (i) of this Section 7.24(d); (iv) all presently outstanding loans and advances (other than routine travel advances) to be repaid or formally accounted for within sixty (60) days made by the Sellers to, or made to the Sellers by, any director, officer or employee of the Sellers; and (v) all accrued but unpaid vacation pay owing to the employees of the Sellers.

     (d) The Sellers are not in violation of the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local law. Within the last ninety (90) days, the Sellers have terminated ten (10) employees.
     7.25 Books and Records. All books of account, minute books and other similar records of the Sellers in the Sellers’ possession have been made available to Purchaser.
     7.26 Government Contracts. No Seller is a party to any governmental contracts subject to price redetermination or renegotiation.
     7.27 Claims. Except for the Excluded Assets or as set forth in the 2006 Financial Statements, no officer, director or Affiliate of any Seller has any claim or interest in any property or asset used by or in the possession of the Sellers with respect to the Business or any claim against the Sellers with respect to the Tangible Assets, the Intangible Assets, the Assumed Contracts or the operation of business at the Facilities
     7.28 Solvency. Each Seller is solvent and immediately after the performance of the obligations required to be performed by it at Closing, will be solvent and will be able to pay all of its debts and obligations as and when they may become due and payable.
     7.29 Inventory.
     (a) Except as set forth on Schedule 7.29(a), all items included in the Inventory are of a quality usable and, with respect to the Finished Goods Inventory, salable in the ordinary course of business of the Sellers consistent with past practice and industry standards.
     (b) All of the Inventory has been valued, for financial reporting and tax purposes, at the lower of cost or market value on a last in, first out basis. Items constituting WIP Inventory are currently valued, and will be valued on the Closing Date, according to GAAP.
     (c) Schedule 7.29(c) contains a true complete and accurate description done in accordance with GAAP of how the Sellers recognize revenue from the sales of Inventory.
     7.30 Owner-Operator Leases and Deposits. Schedule 7.30 contains a complete and accurate list of: (i) the name and address of each owner-operator currently used by the Sellers in connection with the Business (collectively, the “Owner-Operators”); (ii) all leases between the Sellers and such owner-operators (copies of each of which have been provided to Purchaser); (iii) the amounts of any and all deposits paid to the Sellers by such owner-operators; and (iv) the date each such deposit was made. Except as described in Schedule 7.30, since November 30, 2006: (i) there has not been any material adverse change in the business relationship of Sellers with any Owner-Operator, and (ii) to Sellers’ knowledge, no Owner-Operator has informed Sellers that it will not do business with Purchaser.
     7.31 Internal Controls.
     (a) Each of the Sellers maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, to maintain asset accountability and to provide reasonable assurance regarding the reliability of financial reporting, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information.
     (b) Since November 30, 2006, no officer or employee (including any employee director) of Sellers and, to the knowledge of Bouras and Sellers, no non-employee director, auditor, accountant, attorney or representative of the Sellers has received or otherwise had or obtained knowledge of (i) any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies, or methods of the Sellers or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Sellers have engaged in questionable accounting or auditing practices, or (ii) any fraud, whether or not material, that involves management or other employees of the Sellers who have a significant role in such internal controls.
     (c) No attorney representing Bouras, the Foundation or any of the Sellers, whether or not employed by Bouras, the Foundation or the Sellers, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Sellers or any of their officers, directors, employees or agents.
     VIII. REPRESENTATIONS AND WARRANTIES OF PURCHASER
     As a material inducement to the Sellers, Bouras and the Foundation to execute and perform their obligations under this Agreement, and in addition to any other representation and warranty contained herein, Purchaser represents and warrants to the Sellers, Bouras and the Foundation as follows:
     8.01 Organization of Purchaser. Purchaser is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. Purchaser has all requisite corporate power and authority to carry on its business as it is presently being conducted, to enter into this Agreement and to carry out and perform the terms and provisions of this Agreement.

     8.02 Authorization. Purchaser has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Purchaser of its respective obligations hereunder and thereunder, and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by its Board of Directors. Except for approval by the Board of Directors of Purchaser, no other corporate action on the part of the Purchaser is necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the valid and binding obligation of the Purchaser, and all Ancillary Agreements executed and delivered by the Purchaser will be, when so executed and delivered, enforceable against it in accordance with their respective terms.
     8.03 No Violation. The execution and delivery of this Agreement and the Ancillary Agreements by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby will not (a) violate or result in any breach of any provision of the Certificate of Incorporation or Bylaws, or (b) assuming that all consents, approvals, authorizations and permits described in Section 8.04 have been obtained and all filings and notifications described in Section 8.04 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any order, writ, judgment, injunction, decree, statute, rule or regulation, of any court or Governmental Authority applicable to Purchaser or any of its properties or assets.
     8.04 Consents and Approvals. Except under the rules and regulations of the Antitrust Laws, no notice to and no Permit, consent or waiver of any third party is necessary for the consummation by Purchaser of the transactions contemplated by this Agreement and the Ancillary Agreements.
     8.05 Brokers’ Fees and Commissions. Purchaser and its respective directors and officers, and to Purchaser’s knowledge, its employees or agents, have not employed any investment banker, broker or finder in connection with the transactions contemplated hereby.
     8.06 Certain Proceedings. There is no pending action, suit, proceeding, claim, or similar action against Purchaser that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. To Purchaser’s knowledge, no such action, suit, proceeding, claim, or similar action has been threatened.
     8.07 Solvency. Purchaser is not, and after the consummation of the transactions contemplated hereby will not be, “insolvent” (as such term is defined in the United States Bankruptcy Code, Title 11 of the United States Code) or unable to pay its debts as they become due.

     IX. CONDUCT AND TRANSACTIONS PRIOR TO AND AFTER CLOSING
     9.01 Access to Records and Properties. Between the date of this Agreement and Closing, the Sellers will use commercially reasonable efforts to give to Purchaser and its advisors such access to the premises, books and records of the Sellers, and to cause the officers, employees and accountants of the Sellers to furnish such financial and operating data and other information with respect to the Sellers as Purchaser shall from time to time reasonably request. Without limiting the generality of the foregoing, the Sellers will use their commercially reasonable efforts to give to Purchaser and its representatives access during normal business hours to the Facilities and operations of the Sellers so that Purchaser may obtain evaluations of the assets and properties to be acquired. Any investigation pursuant to this Section 9.01 shall be conducted at Purchaser’s sole expense and in such manner as not to interfere unreasonably with the business and operations of the Sellers.
     9.02 Confidentiality. Through their ownership, affiliation and/or operation of the Business, Sellers, Bouras and the Foundation have acquired confidential or proprietary information concerning the business of the Sellers. Accordingly, Bouras, the Foundation and each Seller agrees and covenants, both before and after the Closing, to treat and maintain as confidential any and all such information, including, but not limited to, (i) the financial and other details of this Agreement and the transactions contemplated hereby and (ii) financial information, technical information and know-how, sales and marketing plans and strategies, customer lists, pricing policies and practices and corporate development plans and strategies of the Sellers. The restrictions set forth in the first sentence of this Section 9.02 shall cease to apply upon the earliest to occur of (i) the termination of this Agreement pursuant to Article XIV hereof, (ii) five (5) years from the Closing Date, (iii) with respect to any item of information, upon such item becoming known or generally available to the public other than through a breach of this Section 9.02 by any person or entity subject to the limitations set forth in this Section 9.02, and (iv) with respect to any item of information, upon such item being required to be disclosed by a court or as otherwise required by law. The provisions of this Section 9.02 are in addition to, and not in limitation of, any of the obligations imposed under this Agreement.
     9.03 Operation of the Sellers. Between the date hereof and the Closing, except as contemplated herein or except with the prior written consent of Purchaser, each Seller shall:
     (a) except as otherwise provided in this Agreement, operate its business as presently operated, only in the ordinary course, and in compliance with all applicable Laws;
     (b) cause such Seller’s tangible assets to be maintained and repaired in accordance with past practices of such Seller;

     (c) not dispose of, or commit to dispose of, any assets or properties expected to be sold or leased to Purchaser pursuant to this Agreement, except in the ordinary course of business consistent with the past practices of the Sellers;
     (d) use commercially reasonable efforts to (i) keep available the services of its current officers, employees and agents and (ii) maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with such Seller;
     (e) continue in effect all present, or mutually acceptable replacement, insurance coverage with respect to the assets and properties expected to be acquired by Purchaser;
     (f) perform in all material respects each and every obligation imposed on such Seller by any executory contract (including, without limitation, the Assumed Contracts and any Performance Bonds related to the Unfinished Customer Contracts);
     (g) except in the ordinary course of business consistent with past practices, not grant any increase in the rates of pay of any of the employees at the Facilities, grant or increase any benefits provided for any such employees, or pay any bonuses;
     (h) not amend, modify or terminate the Certificate of Incorporation or Bylaws of such Seller; not cause or permit the issuance of any additional shares of the capital stock or equity interests (or options, warrants or other rights to acquire capital stock or equity securities of such Seller); and not amend, modify or terminate, or consent to the amendment, modification or termination of, any Assumed Contract;
     (i) use commercially reasonable efforts to preserve intact the current business organization of such Seller and not take any action to dissolve or wind up;
     (j) continue in effect all present or mutually acceptable replacement insurance coverage with respect to the Business and employees of the Sellers;
     (k) not amend, modify, terminate or enter into any customer contract obligating such Seller to provide goods or services in excess of $500,000 for customer contracts entered into using Sellers’ standard form and in excess of $100,000 for all other customer contracts; and
     (l) use commercially reasonable efforts to remain solvent and pay its debts as they become due.
     From the date hereof until the Closing, Sellers shall use commercially reasonable efforts to operate and maintain, or to cause to be operated and maintained, the Business and their respective assets and properties in such a manner so that the representations and warranties of the

Sellers contained herein shall continue to be true and correct as of the Closing as if made as of the Closing. Anything to the contrary in this Agreement notwithstanding, nothing in this Agreement shall affect (i) the ability of PCM to sell all or any portion of its assets and properties or enter into any merger or other business combination transaction or (ii) the ability of the Company to sell all or any portion of the capital stock of PCM.
     9.04 Consents. Sellers shall use commercially reasonable efforts to obtain any consents of Governmental Authorities, suppliers, distributors, and other persons or entities required in order for the Sellers to consummate the transactions contemplated by this Agreement.
     9.05 No Public Announcements . The parties hereto shall not issue any press release or make any public statement regarding the transactions contemplated by this Agreement without obtaining the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that Purchaser and its Affiliates may make such public statements as may be required by applicable law or regulation or pursuant to a listing agreement with the New York Stock Exchange; and provided, further, that upon execution of this Agreement Sellers may make an announcement (orally or in writing) to their employees and key vendors in substantially the form set forth on Schedule 9.05 hereto.
     9.06 Forbearance. Unless and until this Agreement shall have been terminated in accordance with Article XIV hereof, neither the Sellers, Bouras, nor the Foundation, nor any of their respective officers or directors of the Sellers, nor any Affiliates of any of them whom they are able to control, shall:
     (a) directly or indirectly, encourage, solicit, initiate or participate in any discussions or negotiations with any corporation, partnership, person or other entity or group (other than to Purchaser or an Affiliate of Purchaser) concerning any merger, sale of substantial assets, business combination, sale of shares of capital stock or similar transaction involving the sale of the Business or the Acquired Assets (whether by providing non-public information or otherwise), except as otherwise provided herein; or
     (b) disclose, directly or indirectly, any information not customarily disclosed to any person or entity concerning their business and properties, afford to any other person or entity access to their properties, books or records or otherwise assist or encourage any person or entity in connection with any of the foregoing, except as otherwise provided herein.
     In the event Bouras, the Foundation or any Seller shall receive any offer for a transaction of the type referred to in this Section 9.06, Bouras, the Foundation or such Seller shall promptly inform Purchaser as to any such offer and its terms, unless such disclosure to Purchaser is prohibited by applicable Law.
     9.07 Reasonable Efforts to Satisfy Conditions. Sellers, Bouras and the Foundation shall use commercially reasonable efforts to cause the conditions to the obligations of Purchaser contained in Article XI to be satisfied. Purchaser shall use commercially reasonable efforts to cause the conditions to the obligations of Bouras, the Foundation and Sellers contained in Article XII to be satisfied.
     9.08 Insurance. The Sellers shall maintain product liability insurance for four (4) years after the Closing Date and environmental insurance for the remaining term of Sellers’ existing policy. The coverage of any occurrences covered by such policies as of the Closing Date shall not be terminated as a result of the Closing hereunder, and Purchaser shall be entitled to the benefits, if any, thereof to the limited extent to which Purchaser may be entitled to such benefits under the terms of this Agreement. Copies of such policies have been provided to Purchaser prior to the date hereof, and, at Purchaser’s request, Sellers shall make additional copies of such policies available to Purchaser and shall assist Purchaser in determining whether any claim or loss is covered by such policies of insurance. Sellers shall not be covered by Purchaser’s insurance policies for any act or occurrence.
     After the Closing Date, Purchaser shall give to Sellers prompt notice of the assertion by any person or entity of any claim against the Sellers which might be subject to the insurance coverage described in this Section 9.08. Purchaser shall cooperate, at Sellers’ expense, with Sellers and any applicable insurance carrier in any investigation by Sellers or any applicable insurance carrier of any such claim and shall, at Sellers’ expense, give to Sellers and any applicable insurance carrier reasonable access to any records constituting Acquired Assets and personnel formerly of the Sellers to the extent reasonably necessary to enable Sellers and any applicable insurance carrier to investigate such claim.
     9.09 Payment of Liabilities; Sales Taxes.
     (a) Except as otherwise provided herein, the Sellers shall pay or otherwise satisfy in the ordinary course all claims, liabilities, and obligations not specifically assumed by Purchaser pursuant to this Agreement. Purchaser shall pay when due all sales, transfer, or similar Taxes (other than federal, state, and local income Taxes) which may become applicable in respect of the consummation of the transactions contemplated hereby; provided, however, it is the understanding of the parties hereto that the purchase by Purchaser of the equipment and machinery included in the Acquired Assets is exempt from sales tax under the laws of New Jersey. In the event that the purchase by Purchaser of the equipment and machinery is not exempt, Sellers shall pay such sales, transfer, or similar taxes. Sellers and Purchaser, as the case may be, shall provide the other with evidence of payment of any such Taxes as soon as practicable following the Closing. To the extent that either Purchaser or the Sellers is billed, invoiced, or otherwise charged with a claim, liability or obligation that is allocated to the other party pursuant to the terms of this Agreement, the party receiving such item shall immediately forward it to the other party for payment or satisfaction in the ordinary course of business. In the event that any such bill or invoice contains items allocable to both Purchaser and the Sellers under this Agreement, each party shall pay or otherwise satisfy that portion of the bill or invoice attributable to it in the ordinary course of business. At or prior to the Closing,

Purchaser shall deliver to Sellers: (i) a completed Resale Certificate on Form ST-3 pursuant to the New Jersey Sales and Use Tax Act; and (ii) an equivalent form (or other filing), duly completed, with respect to each other jurisdiction in which sales, transfer, or similar taxes may be imposed in connection with the purchase and sale of the Acquired Assets as contemplated hereby.
     (b) Anything to the contrary in this Agreement notwithstanding, Purchaser hereby waives compliance by Sellers with the provisions of any “bulk transfer” or similar laws of any jurisdiction in connection with the sale of the Acquired Assets to Purchaser. The Company will indemnify Purchaser against, and pay and reimburse Purchaser for, any and all costs, losses and liabilities that may be asserted by third parties against Purchaser as a result of noncompliance with any such bulk transfer law.
     9.10 Vacate Facilities. Sellers shall vacate the Facilities on the Closing Date.
     9.11 Allocation of Ad Valorem Taxes. Sellers and Purchaser shall each pay their respective pro rata portion of all 2007 ad valorem or similar Taxes on any property, or under any lease, included in the Acquired Assets, as provided in the Escrow Instructions.
     9.12 Maintenance of Transferred Records. Following the Closing, Purchaser shall maintain the records of the Sellers transferred to Purchaser at the Closing (the “Transferred Records”) until the end of the Sellers’ tax year during which the third (3rd) anniversary of the Closing Date occurs. Purchaser shall maintain the Transferred Records in accordance with its customary practices for the maintenance of, and with the same care as, Purchaser’s existing records. Prior to destroying any of the Transferred Records, Purchaser shall notify Sellers in writing of its intent to destroy the Transferred Records. Within forty-five (45) days of such written notice, Sellers shall, at Sellers’ expense, have the right to take possession of the Transferred Records and Purchaser shall assist Sellers in all reasonable respects with the transfer of possession of the Transferred Records to Sellers. If Sellers do not take possession of the Transferred Records within such forty-five (45) day period, then Purchaser shall have the right to dispose of or destroy the Transferred Records.
     9.13 Remove Excluded Assets. Sellers shall, with such assistance from Purchaser as shall be reasonably requested by Sellers, but with no cost to Purchaser, remove all Excluded Assets from the Facilities and the Company Real Estate within ninety (90) days after the Closing Date.
     9.14 Notification. Between the date of this Agreement and the Closing, Sellers shall promptly notify Purchaser in writing if any of them becomes aware of (a) any fact or condition that causes or constitutes a breach of or inaccuracy in any of Sellers’ representations and warranties made as of the date of the Agreement; or (b) the occurrence after the date of the Agreement of any fact or condition that would be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of or inaccuracy in any such representation or warranty had that representation or warranty been made as of the time of the occurrence of such fact or condition. During the same period, Sellers also shall promptly notify Purchaser of the occurrence of any breach of any covenant to Purchaser in this Article IX or of the occurrence of any event that may make the satisfaction of the conditions in Article XII impossible or unlikely.
     9.15 Change of Sellers’ Names. As promptly as is reasonably practicable following the Closing, USD, ABA and NCJC shall cease to use the names “United Steel Deck, Inc.”, “ABA Trucking Corporation”, and “New Columbia Joist Company”, or any similar name. As soon as practical thereafter, each of USD, ABA and NCJC will file with the appropriate office in the jurisdiction of its organization, and in all jurisdictions wherein it is qualified to do business as a foreign corporation, all documents necessary to change its name so as to comply with this Section 9.15.
     9.16 Remediation Agreement.
     (a) Remediation of New Jersey Real Estate. The Company and Subsidiaries shall comply with all ISRA requirements for which the Companies and/or Subsidiaries are currently responsible under any existing ISRA oversight document, including without limitation the Remediation Agreement dated April 10, 1996 or which are otherwise applicable to the Company’s and/or Subsidiaries’ operations at the Property, regardless of whether the full extent of any conditions required to be addressed pursuant to ISRA are now known or are hereafter discovered and regardless of how or by whom discovered and shall be solely responsible for any investigatory or remedial action required by the New Jersey Department of Environmental Protection (“NJDEP”) pursuant to ISRA (collectively, the “Remedial Work”).
     (i) ISRA Closing Conditions. Prior to Closing, Sellers shall obtain NJDEP approval as required by ISRA, and Purchaser acknowledges that such approval may be in the form of a Remediation Agreement, or Amended Remediation Agreement for the transactions described in this Agreement. Prior to or in conjunction with its application for a Remediation Agreement or Amended Remediation Agreement, Sellers shall disclose all information concerning the environmental condition of the New Jersey Real Estate to the NJDEP, including, without limitation, any additional soil or groundwater data not previously provided to the NJDEP and any additional areas of concern (“AOCs”), as that term is used in N.J.A.C. 7:26E-1.1 et seq, and any Preliminary Assessment Report (“PAR”), as that term in used in relation to ISRA, prepared by Sellers or Purchaser concerning the New Jersey Real Estate. As between Purchaser and Sellers, Sellers shall pay all costs in connection with the Remedial Work including, without limitation, all installation, operation, maintenance, testing, and monitoring costs, all power and utility costs and any and all pumping taxes or fees that may be applicable to Sellers’ activities.

     (ii) Remediation Funding Source. Sellers have established a remediation trust fund pursuant to ISRA (“Funding Source”). Prior to Closing, Sellers shall petition NJDEP to increase said Funding Source in an amount commensurate with a revised remedial cost estimate; said estimate shall be reasonably acceptable to Purchaser. Sellers agree to annually (on the anniversary of the applicable Remediation Agreement) develop a cost estimate to complete the Remedial Work and will provide that estimate to Purchaser for approval, which approval shall not be unreasonably withheld or delayed. Such approved cost estimate shall be referred to as the “Annual Cost Estimate.” If the Annual Cost Estimate exceeds the Funding Source, Sellers will petition the NJDEP to increase the amount of the Funding Source and to supplement the Funding Source accordingly. Similarly, on an annual basis, Sellers shall have the right to petition the NJDEP to decrease the Funding Source in the event that the Annual Cost Estimate is less than the Funding Source. The Funding Source shall be renewed and kept in force by Sellers, at Sellers’ own expense, until such time as Sellers shall have received approval of the cleanup and a release of the Funding Source from NJDEP.
     (iii) Conduct of Remedial Work. The Company and Subsidiaries shall immediately commence and shall diligently and as expeditiously as possible: (i) complete the Remedial work in a good, safe and workmanlike manner, in strict compliance with all Environmental Laws, and (ii) obtain a final, unconditional no further action letter (“NFA”) (with no post-NFA obligations other than obligations for the plugging and abandonment of wells and the disposal of then-existing investigation derived wastes or as otherwise provided in N.J.A.C. 7:26C-2.6) for any New Jersey Real Estate subject to ISRA, but in any event shall obtain an NFA no later than eight (8) years following the Closing. In performing the Remedial Work, the Company and Subsidiaries shall further comply with the following deadlines:
1.	Sellers shall submit a Remedial Investigation Workplan (“RIW”) to NJDEP for the delineation of all areas of concern (“AOCs”) within 60 days of the Closing.

2.	Sellers shall complete and submit an NJDEP-approvable Final Remedial Investigation Report (“RIR”) delineating all AOCs in accordance with the NJDEP’s Technical Requirements for Site Remediation, and submission of report to the NJDEP, within 240 days of NJDEP approval of the RIW. To the extent that NJDEP requests additional investigation in response to the RIR, Sellers will submit a supplemental RIR within 60 days of NJDEP’s request; if, however, NJDEP requires an additional RIW, Sellers will submit the additional RIW within 60 days of NJDEP’s request for additional investigation and will submit a supplemental RIR within 90 days of NJDEP’s approval of the additional RIW, provided that if NJDEP, in response to a Supplemental RIR requests an additional RIW, Sellers will submit the additional RIW within 30 days of NJDEP’s request and will submit a supplemental RIR within 60 days of NJDEP’s approval of the additional RIW. To the extent that the investigation work under an RIW requires access to third-party property other than property identified on Exhibit E, which is aHIBIT J- Tnon-annuitant tables map to identify property on which work is currently planned or is reasonably expected: (i) Sellers shall use their best efforts to timely obtain access in the above time frames; (ii) if despite these best efforts, Sellers are unable to timely obtain such access, Sellers shall avail themselves of all legal avenues to obtain such access as expeditiously as practicable in conformance with N.J.S.A. 58:10B-16 and N.J.A.C. 7:26C-8 and shall complete within the above time frames those parts of the investigation which can be completed without the access; and (iii) Seller shall within 90 days of obtaining access, submit an RIR containing the data from the off site access.
3.	Sellers shall submit a Remedial Action Workplan (“RAW”) as to all AOCs within 90 days of NJDEP approval of RIR or any supplements thereto or within 12 months of the submission of the original RIR, whichever is later.

4.	If the remedy in the approved RAW is limited to removal of soils and no active treatment of groundwater (excluding the MNA Remedy as defined below), Seller shall submit a Remedial Action Report (“RAR”) within 210 days of NJDEP approval of the RAW. If the remedy in the approved RAW includes active treatment of groundwater or saturated soils, Seller shall initiate site work within 180 days of NJDEP approval of the RAW, shall submit the first Remedial Action Progress Report (“RAPR”) within 210 days of NJDEP approval of the RAW, thereafter shall submit RAPRs in accordance with N.J.A.C. 7: 26E-6.6 no less frequently than semi-annually, and shall submit an RAR no later than four (4) years from the date of Closing, provided, however, that Sellers may request from Purchaser an extension of time of up to two (2) years in which to submit the RAR. Purchaser shall grant the extension if Sellers prove to Purchaser’s satisfaction that the extension is necessary and unavoidable despite Sellers’ best efforts, and is strictly limited in duration to the time it will take to complete the groundwater or soil treatment using Sellers’ best efforts. If the NJDEP and the Purchaser have approved a monitored natural attenuation remedy in conjunction with a Classification Exception Area (“MNA Remedy”), then Sellers shall submit the first RAPR within 180 days of NJDEP approval of the RAW.

5.	If an MNA Remedy is approved by the NJDEP and Purchasers, Sellers shall obtain a conditional NFA (indicating that all source areas have been remediated, or that an appropriate deed restriction is in place to address the source areas, as provide by Section 9.16(a)(vii) and groundwater contamination is trending downward) within four (4) years of Closing.
     For any of the above submittals, to the extent that any regulatory or NJDEP-required deadline imposes a shorter timeframe for a submittal, Sellers shall comply with the shorter timeframe. Sellers shall not request any extension of a regulatory deadline without CMC’s consent, which shall not be unreasonably withheld or delayed.
     (iv) Efforts to Complete Remedial Work. The Sellers, Company and Subsidiaries and Purchaser acknowledge and agree that the obligations of the Company and Subsidiaries as described in Section 9.16(a)(iii) shall include, without limitation, any and all reasonable efforts that may be undertaken, including, without limitation, any administrative appeals and alternative technical approaches to investigate and/or remediate the New Jersey Real Estate, in order to expedite the completion of the Remedial Work and the NJDEP’s review and approval of any required workplans or reports.
     (v) Conduct of Remediation Activities. Sellers shall monitor all equipment associated with the Remedial Work and promptly notify Purchaser of any failures or irregularities in the operation of such equipment. In all cases, Sellers shall ensure that the Remedial Work is conducted so as not to unreasonably interfere with Purchaser’s or any tenant’s use of the New Jersey Real Estate. Purchaser agrees to cooperate and not unreasonably interfere with Sellers’ conduct on the Remedial Work so long as such Remedial Work is conducted in compliance with this Agreement and with the requirements set forth in this Agreement and Exhibit F and Seller, Company and Subsidiaries are not otherwise in breach of the their obligations under Section 9.16. Sellers and Purchaser shall execute an access agreement in substantially the same form as that presented in Exhibit F upon Closing.
     (vi) Restoration of Property. Promptly upon Sellers’ completion of the Remedial Work and satisfaction of all of their obligations pursuant to Sections 9.16(a), Sellers shall permanently seal or cap all monitoring wells and test holes to industry standards and in compliance with applicable Environmental Law, remove all associated equipment, and restore the Property to its condition existing immediately prior to Closing, which shall include, without limitation, the repair of any surface damage, including paving, caused by Sellers’ activities hereunder.

     (vii) Deed Restrictions. Any deed restrictions or other similar instruments restricting, limiting, or otherwise affecting the New Jersey Real Estate other than restricting groundwater usage are not permitted except as follows:
(A) Sellers may propose additional deed restrictions on the New Jersey Real Estate where the Remedial Cost Savings, as defined below, of such additional deed restriction (i.e., deed restrictions other than those on ground water) will be at least $5,000,000; and
(B) Sellers shall pay Purchaser the Diminished Property Value, as defined below, from funds other than the Funding Source or the Environmental Escrow.
Upon satisfaction of conditions (A) and (B), Purchaser covenants to consent to the imposition of an additional deed restriction, on behalf of itself and any successors and assigns to the New Jersey Real Estate for a period of eight (8) years after Closing and provided that Sellers are not in breach of their obligations under this section 9.16 and Purchaser has not exercised its right to assume control under Section 9.16(d). Nothing stated herein shall prohibit Sellers from proposing and Purchaser from accepting a deed restriction that does not meet the conditions of (A) and (B) above, provided however, that Purchaser may elect to reject any deed restriction that does not meet the conditions of (A) and (B) above in its sole and absolute discretion.
 “Remedial Cost Savings” shall mean the cost difference between the cost of the Remedial Work without the proposed additional deed restriction and the cost of the Remedial Work with the proposed additional deed restriction. In order to determine the cost difference, Sellers shall submit to Purchaser with its request for an additional deed restriction, a cost estimate prepared by its environmental consultant showing the cost difference and the calculations and supporting information used to determine the cost difference. If Purchaser does not agree with the Sellers’ estimate of the cost difference, Purchaser shall notify Sellers within forty-five (45) days of receipt of Sellers’ cost estimate and Purchaser shall, within ninety (90) days of receipt of Sellers’ cost estimate, provide its environmental consultant’s cost estimate showing the cost difference and the calculations and supporting information used to determine the cost difference. In addition, the Sellers and the Purchaser shall select and engage by mutual agreement, a third environmental consultant from a firm with a national presence and experience with remediation projects in New Jersey to prepare a third cost estimate of the cost difference (the “Independent Estimate”). The Remedial Cost Savings will then be determined by taking the average of the two closest in value of the Sellers’ cost estimate, Purchaser’s cost estimate and the Independent Estimate. In implementing this provision, each party shall bear the cost of its environmental consultant, and the parties shall split evenly the cost of the Independent Estimate. Further, the parties shall cooperate in the prompt exchange of information relating to the site, the remediation, the support for calculations and such other information as a party may reasonably request to perform its cost estimate.
“Diminished Property Value” shall mean difference in value of the New Jersey Real Estate without the proposed additional deed restriction and the value of the New Jersey Real Estate with the proposed additional deed restriction. In order to determine the cost difference, Sellers shall submit to Purchaser with its request for an additional deed restriction, an appraisal report prepared by its appraiser showing the difference in value and the calculations and supporting information used to determine the difference in value. If Purchaser does not agree with the Sellers’ appraisal of the difference in value, Purchaser shall notify Sellers within forty-five (45) days of receipt of Sellers’ appraisal and Purchaser shall, within ninety (90) days of receipt of Sellers’ appraisal, provide its appraiser’s report on the difference in value and the calculations and supporting information used to determine the difference in value. In addition, the Sellers and the Purchaser shall select and engage by mutual agreement, a third appraiser from a firm with a national presence and experience with contaminated properties to prepare a third appraisal of the difference in value (the “Independent Appraisal”). The Diminished Property Value will then be determined by taking the average of the two closest in value of the Sellers’ difference in value, Purchaser’s difference in value and the Independent Appraisal. In implementing this provision, each party shall bear the cost of its appraisers, and the parties shall split evenly the cost of the third appraiser. Further, the parties shall cooperate in the prompt exchange of information relating to the site, the remediation, the support for calculations and such other information as a party may reasonably request to perform its appraisal.
     (viii) Purchaser’s Right to Participation. While performing the Remedial Work, Sellers shall keep the Purchaser reasonably informed of all developments concerning the resolution of any claim, action, suit, investigation or proceeding, or the performance of the Remedial Work. Sellers will provide Purchaser with reasonable notice of, and Purchaser shall have the right to be present at and participate in, any meetings or substantive telephone conversations with NJDEP concerning environmental conditions at the New Jersey Real Estate. For meetings, such notice shall be at least five (5) working days; for Seller initiated telephone conversations, such notice shall be at least three (3) working days; and for NJDEP initiated telephone conversations, such notice shall be at least one (1) working day. Sellers shall give Purchaser a draft copy of any investigative or remedial workplan or report (including without limitation, any plans for the installation of any assessment, investigation, remediation or monitoring system, or the design, construction and/or maintenance of any cap, whether or not a part of any submittal to NJDEP or other government authority)

for Purchaser’s approval, which such approval shall not be unreasonably withheld. Purchaser shall use reasonable efforts to review and respond within five (5) working days but shall be deemed to have approved such draft if it has not responded to Sellers within ten (10) working days of receipt of the draft (except in such cases where Company and Subsidiaries are directed by the government agency to respond in less than fifteen (15) days, in which case the time period shall for Purchaser review shall be three (3) working days). Only upon consultation with and consent of Purchaser, not to be unreasonably withheld or delayed, shall Sellers treat, dispose of, transfer or excavate any sediment, soil, surface or groundwater or other material on the New Jersey Real Estate of the Purchaser. Purchaser and Sellers shall retain responsibility for their own costs associated with these meetings, discussions, reviews, consultations, and approvals so long as Purchaser complies with its obligations under this Section 9.16.
     (ix) Documentation. Sellers shall copy Purchaser on all correspondence (including email correspondence) with any governmental authority regarding the New Jersey Real Estate and shall provide Purchaser with copies of all final, reports, studies and other similar documents relating to the New Jersey Real Estate as they are generated and upon request from Purchaser, a copy of all data generated relating to the New Jersey Real Estate.
     (x) Selection of Contractor. Sellers agree that their selection of and retention agreement with a remedial contractor shall meet the following minimum criteria: (1) the contractor shall have insurance of at least (x) $3,000,000 coverage, per occurrence, for contractor’s errors and omissions, (y) worker’s compensation and employer’s liability insurance in accordance with any law that may be applicable to all of its employees, agents or subcontractors engaged in performing the Remedial Work, and (z) comprehensive general liability and automobile liability insurance against any claims for bodily injury, death, or property damage occurring in or about the New Jersey Real Estate, with limits of not less than $3,000,000 for each occurrence and aggregate limits of $3,000,000; (2) Purchaser shall be an additional named insured on the contractor’s insurance; (3) the contractor shall be required to maintain the foregoing insurance at all times during the performance of the Remedial Work; and (4) Purchaser shall be a third-party beneficiary to the retention agreement and assignment of the retention agreement to Purchaser is permitted. Sellers further agree that their selection and retention of a remedial contractor (including the retention agreement with such contractor) shall be approved by Purchaser, but such approval shall not be unreasonably withheld or delayed.
     (xi) Subrogation/Contribution. Sellers shall retain all rights of contribution against third parties for any Environmental Claims or Liabilities associated with the New Jersey Real Estate, except for any damages incurred by Purchaser and not promptly reimbursed by Sellers.

          (xii) Breach and Cure. If Purchaser contends that Sellers are in breach of their obligations under Section 9.16(a), Purchaser shall provide written notice to Sellers of said breach and Sellers shall have thirty (30) days following such notice to cure such breach.
          (xiii) Indemnification. In the event that the costs of obtaining a NFA for the New Jersey Real Estate exceeds the funds available in escrow established pursuant to Section 9.16(e), Sellers shall indemnify Purchaser for any out-of-pocket costs (including counsel fees, consultant fees and other expert fees) associated with the pursuit of the NFA in excess of amounts available pursuant to the Environmental Escrow, within thirty (30) days of presentment.
          (b) Remediation of Pennsylvania Real Estate. The Company and Subsidiaries shall remediate the Pennsylvania Real Estate in accordance with all applicable Pennsylvania requirements. The Company and Subsidiaries shall either (1) obtain closure from the Pennsylvania Department of Environmental Protection (“PADEP”) prior to Closing or (2) establish an escrow account to fund this remediation in an amount equal to $300,000, to be released upon closure approval from the PADEP. The remediation of the Pennsylvania Real Estate shall not rely upon any deed restrictions or other limitations on the property use, other than a restriction on excavation of soils underlying the building adjacent to the former tank location or immediately adjacent to the building only to the extent that excavation of such soil would undermine the structural stability of the building or the adjacent railroad siding owned and controlled by Sellers as shown on the map attached hereto as Exhibit G, and will not result in any ongoing obligation related to the property other than the maintenance of a slab or parking in these areas or other than a prohibition on excavation in the area of the railroad siding as provided in this section or in any expense for Purchaser other than the routine filing of documents regarding such maintenance. In all events, any such deed restriction on the excavation of soils shall be as narrowly tailored as practicable to those areas of contamination and with respect to the railroad siding, Purchaser shall have the option, in its sole and absolute discretion, of requiring Sellers to excavate the contaminated soil in lieu of accepting a deed restriction provided Purchaser is willing to accept the interference with its operations at the Pennsylvania Real Estate.
          (i) Completion of Closing. If the closure from the PADEP is not completed prior to Closing, Company and Subsidiaries shall immediately commence and shall diligently and as expeditiously as possible obtain a final, closure from the PADEP, but in any event, Company and Subsidiaries shall obtain such closure no later than four (4) years following the Closing.
          (ii) Access. Sellers shall ensure that the Remedial Work is conducted so as not to unreasonably interfere with Purchaser’s or any tenant’s use of the Pennsylvania Real Estate. Purchaser agrees to cooperate and not unreasonably interfere with Sellers’ conduct on the work to achieve closure from the PADEP so long as such work is conducted in compliance with this Agreement and with the requirements set forth in this Agreement and Exhibit F and Sellers, Company and Subsidiaries are not otherwise in breach of the their obligations under Section 9.16. If the closure from the PADEP is not obtained prior to Closing, Sellers and Purchaser shall execute an access agreement in substantially the same form as that presented in Exhibit F upon Closing.
          (iii) Communications. While performing the Remedial Work, Sellers shall keep the Purchaser reasonably informed of all developments concerning the performance of the Remedial Work. Sellers will provide Purchaser with reasonable notice (such notice being at least five working days) of, and Purchaser shall have the right to be present at and participate in, any meetings or telephone conversations with PDEP concerning environmental conditions at the Pennsylvania Real Estate. Sellers shall give Purchaser a draft copy of any submittals to PDEP for Purchaser’s approval, which such approval shall not be unreasonably withheld. Purchaser shall be deemed to have approved such draft if it has not responded to Sellers within ten (10) working days of receipt of the draft. Only upon consultation with and consent of Purchaser, not to be unreasonably withheld or delayed, shall Sellers: (i) treat, dispose of, transfer or excavate any sediment, soil, surface or groundwater or other material on the Pennsylvania Real Estate; or (ii) install any assessment, investigation, remediation or monitoring system, or design, construct and/or maintain any cap. Purchaser and Sellers shall retain responsibility for their own costs associated with these meetings, discussions, reviews, consultations, and approvals so long as Purchaser complies with its obligations under this Section 9.16.
          (iv) Documentation. Sellers shall copy Purchaser on all correspondence (including email correspondence) with any governmental authority regarding the Pennsylvania Real Estate and shall provide Purchaser will copies of all final reports, studies and other similar documents relating to the Pennsylvania Real Estate as they are generated and upon request from Purchaser, a copy of all data generated related to the Pennsylvania Real Estate.
          (v) Retention of Contractor. Sellers retention of a contractor to perform work on the Pennsylvania Real Estate shall comply with the provisions of Section 9.16(a)(x) above.
     (c) Environmental Insurance. In connection with the environmental insurance for Premises Pollution Liability Coverage issued by ACE American Insurance Company (“ACE”), Sellers represent and warrant that they have disclosed all known information regarding the environmental condition of the insured properties to ACE, the NJDEP and PADEP, as applicable. Sellers further covenant to comply with all requirements for maintaining said environmental insurance, satisfy any conditions to said coverage, and disclose all environmental information to ACE, the NJDEP and PADEP, as and when required by policy or regulation.
     Purchaser retains the right to obtain remediation cost cap insurance at its own expenses, at any time. If Purchaser assumes control of the Remedial Work, it shall have the right, at its sole discretion, to use funds from the Environmental Escrow to meet the self-insured retention amount provided for in the remediation cost cap insurance policy and for policy premiums and out-of-pocket costs associated with said insurance. In either situation, Sellers shall, and shall cause their consultants to, fully cooperate with Purchaser in obtaining, maintaining and/or collecting any amounts under said insurance. If such insurance is obtained by Purchaser following a breach, Seller shall bear the costs of such cooperation; otherwise, Purchaser will reimburse Seller for the reasonable out-of-pocket expenses for such cooperation.
     The above-stated rights of Purchaser notwithstanding, Sellers retain the right to obtain, at their own expense, their own remediation cost cap insurance at any time. Purchaser shall, and shall cause it consultants to, fully cooperate with Sellers in obtaining said insurance; however, Sellers shall bear the consultants’ fees associated with such cooperation.
     (d) Purchaser’s Right to Assume Control. Notwithstanding Sellers’ election to perform the Remedial Work referenced in Sections 9.16(a) and 9.16(b) above, Purchaser shall have the right, but not the obligation, to assume control over the Remedial Work at Sellers’ expense if Sellers have breached their obligations under Sections 9.16(a) and 9.16(b) above, in accordance with Section 5 of the Environmental Escrow Agreement.
     (e) Environmental Escrow.
          (i) Notwithstanding the minimum Funding Source established by Sellers pursuant to ISRA, Sellers shall establish, with proceeds from the Closing, an environmental escrow in the amount of $4,500,000 of the Purchase Price “Environmental Escrow Amount”), guaranteeing the performance and completion of the Company’s and the Subsidiaries’ obligations pursuant to ISRA and pursuant to this Section 9.16 (“Environmental Escrow”). The Company and Subsidiaries shall be able to withdraw monies from the Environmental Escrow reasonably necessary to fund the Remedial Work, consistent with the Environmental Escrow Agreement (the form of which is attached in Exhibit I), provided that a minimum Environmental Escrow of $1,500,000 (the “Minimum Environmental Escrow”) is maintained until such time as the Company and Subsidiaries have received final approval of the cleanup, in the form of a final unconditional NFA from NJDEP. Notwithstanding the foregoing sentence, in the event that Purchaser and the NJDEP approve an MNA Remedy for the New Jersey Real Estate, then upon the NJDEP’s issuance of a conditional NFA, the minimum amount remaining in the Minimum Environmental Escrow may be reduced from $1,500,000 to the amount of the MNA Remedy Operational Cost, as defined below. Upon receipt of the NFA and the fulfillment of all conditions within the NFA, the Company and Subsidiaries may withdraw any funds remaining in the Environmental Escrow, including the Minimum Environmental Escrow. Earnings on the Environmental Escrow will be retained in the environmental escrow account and used to either fund the Remedial Work or for reimbursement of taxes (such taxes to be the responsibility of Sellers and such taxes not to exceed forty-two percent (42%) of the earnings annually) to the responsible party; like the Minimum Environmental Escrow, the remainder of the earnings shall be released to Sellers upon receipt of a NFA. The availability or non-availability of funds from the Environmental Escrow shall not in any manner limit, modify or change the obligations of Sellers, the Company and the Subsidiaries under this Agreement.
          (ii) “MNA Remedy Operational Cost” shall mean all costs incurred to complete the MNA Remedy, including, without limitation, all operation and maintenance costs and costs incurred to comply with applicable requirements pursuant to N.J.A.C. 7:26E-8.1 et seq., as determined pursuant to the following procedure: Sellers shall submit to Purchaser an estimate of the foregoing costs prepared by its environmental consultant showing the calculations and supporting information used to determine the estimate. If Purchaser does not agree with the Sellers’ estimate of the cost, Purchaser shall notify Sellers within forty-five (45) days of receipt of Sellers’ cost estimate and Purchaser shall, within ninety (90) days of receipt of Sellers’ cost estimate, provide its environmental consultant’s cost estimate showing the calculations and supporting information used to determine the cost difference. In addition, the Sellers and the Purchaser shall select and engage by mutual agreement, a third environmental consultant from a firm with a national presence and experience with remediation projects in New Jersey to prepare a third cost estimate of the cost difference (the “Independent MNA Remedy Operational Cost Estimate”). The MNA Remedy Operational Cost will then be determined by taking the average of the two closest in value of the Sellers’ cost estimate, Purchaser’s cost estimate and the Independent MNA Remedy Operational Cost Estimate. In implementing this provision, each party shall bear the cost of its environmental consultant, and the parties shall split evenly the cost of the third environmental consultant. Further, the parties shall cooperate in the prompt exchange of information relating to the site, the MNA Remedy, the support for calculations and such other information as a party may reasonably request to perform its cost estimate.
          (iii) With respect to the Pennsylvania Real Estate, if the Company and Subsidiaries do not obtain closure from the PADEP prior to Closing, they shall put into the Environmental Escrow an additional $300,000 to fund the remediation of the Pennsylvania Real Estate, to be released upon closure approval from the PADEP.
     (f) Liens. Sellers shall not to cause or suffer any liens to be recorded against the Property as a consequence of, or in any way related to, the Known Environmental Conditions in or about the Property, or related in any way to Sellers’ activities pursuant to this Agreement, including any mechanics’ liens and any so-called state, federal or local “Superfund” lien relating to such matters. Sellers shall have sixty (60) days to remove any such liens.
     (g) Survival. All of the foregoing covenants of Sellers and Purchaser shall survive the Closing until such time as the No Further Action letter for the New Jersey Real Estate and the closure from the PDEP for the Pennsylvania Real Estate are issued.
     (h) Restoration of Property. Promptly upon Sellers’ completion of the Remedial Work and satisfaction of all of its obligations pursuant to Sections 9.16(a) and 9.16(b) above, Sellers shall permanently seal or cap all monitoring wells and test holes to industry standards in compliance with applicable Environmental Law, remove all associated equipment, and restore the Property to its condition existing immediately prior to Closing to the maximum extent practicable, which shall include, without limitation, the repair of any surface damage, including paving, caused by Sellers’ activities hereunder.
     (i) Access. Purchaser shall provide reasonable access to Sellers to perform its obligations under this Section 9.16 pursuant to the access agreement in a form substantially similar to that in Exhibit F.
     9.17 Appropriate Action; Consents; Filings.
     (a) Each Seller and the Purchaser shall: (i) as soon as practicable, and in any event no later than ten (10) business days after the date of this Agreement, make any initial filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”); and (ii) any other additional filings required by any other applicable Antitrust Laws (as defined below). The parties hereto shall consult and cooperate with one another, afford one another (or one another’s counsel) an opportunity to review in advance any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals to be made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any foreign or other Antitrust Law; provided, however, that, with respect to any such analyses, appearances, presentations, memoranda, briefs, arguments, opinions or proposals, each Seller and the Purchaser need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any applicable Law to such party requires such party to restrict or prohibit access to any such properties or information. Unless otherwise agreed, to the extent reasonably practical and permitted by applicable Law, no party shall have any material discussions or communications with any Governmental Authority with respect to the transactions contemplated by this Agreement without, where practical, consulting with a representative of the other party.
     (b) Each party will notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Authority in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Authority for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Laws. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 9.17(a), each party will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Authority such amendment or supplement.
     (c) Each Seller and the Purchaser shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, Council Regulation 139/2004 of the European Community and any other Law of any Governmental Authority that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). Each Seller and the Purchaser shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods or the receipt of approval decisions under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Without limiting the foregoing, Sellers and Purchaser shall take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Authority with jurisdiction over the enforcement of any applicable Laws regarding the transactions contemplated hereby: (i) entering into negotiations, (ii) providing information required by Law, and (iii) substantially complying with any “second request” for information pursuant to the Antitrust Laws.
     (d) Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, it is expressly understood and agreed that (i) none of the Sellers nor Purchaser shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, and (ii) Purchaser shall be under no obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of the Sellers.

     (e) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 9.17 shall limit a party’s right to terminate this Agreement pursuant to Article XIV so long as such party has until such date complied in all material respects with its obligations under this Section 9.17.
     9.18 Certain Notices. Each of the Sellers and Purchaser will notify the other party in writing promptly after learning of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with this Agreement, (ii) any notice or other communication from any Governmental Authority in connection with this Agreement, (iii) any action, suit, arbitration, mediation, proceeding, claim or investigation by or before any Governmental Authority initiated by or against it, or known by it to be threatened against it or any of their respective directors, officers, employees or stockholders in their capacity as such, or of any verbal or written correspondence from any person asserting or implying a claim against the Sellers or Purchaser or with respect to any of their respective assets or properties, (iv) any change, occurrence or event not in the ordinary course of the Sellers’ or Purchaser’s business, (v) any change, occurrence or event that is reasonably likely to result in, individually or in the aggregate with any other changes, occurrences and events, a Material Adverse Change or that is reasonably likely to cause any of the conditions to Closing set forth in Article XI or Article XII not to be satisfied.
     9.19 Performance Bonds. As promptly as is reasonably practicable following the Closing, Purchaser shall obtain payment or performance bonds, as applicable, for each Contract for which Sellers have obtained a payment or performance bond which is outstanding as of Closing. Simultaneously therewith, Purchaser shall cooperate with Sellers to enable Sellers to obtain cancellation and termination of all Performance Bonds outstanding as of the Closing.
     9.20 Access to Transferred Records and Employees. For a period of three (3) years following the Closing, Purchaser will, upon the reasonable request of Sellers, provide Sellers with reasonable access during normal business hours to the Transferred Records and to such employees of Purchaser (including, without limitation, the Transferred Employees) as Sellers shall reasonably request. Purchaser shall maintain the Transferred Records in accordance with its customary practices for the maintenance of, and with the same care as, Purchaser’s existing records. Prior to destroying any of the Transferred Records, Purchaser shall notify the Sellers in writing of its intent to destroy the Transferred Records. Within forty-five (45) days of such written notice, the Sellers shall, at their sole expense, have the right to take possession of the Transferred Records. If the Sellers do not take possession of the Transferred Records within such forty-five (45) day period, then Purchaser shall have the right to dispose of or destroy the Transferred Records.
     9.21 Time Bank Liability. Sellers agree that on or prior to the Closing, they will pay or otherwise provide for the payment and discharge of, the accrued or earned “time bank liability” (Personal Time Off Program for hourly employees) of the Sellers, as determined pursuant to Section 5.01.

     9.22 Purchaser’s Compliance with WARN Act. Purchaser shall not violate the WARN Act or any similar state or local law with regard to the transfer of the Sellers employees to Purchaser in connection with the transactions contemplated by this Agreement. Purchaser agrees to offer employment to 90% of Sellers’ employees that are legally employable at the time of Closing.
     9.23 Employment Agreements. Purchaser and Tim Day and Purchaser and Kevin Gennarelli shall execute and deliver at Closing employment agreements, effective as of the Closing Date, in form and substance reasonably satisfactory to Purchaser (the “Employment Agreements”).
     X. INDEMNIFICATION
     10.01 Indemnity.
     (a) Sellers, Bouras and the Foundation, jointly and severally, shall indemnify and hold Purchaser and its officers, directors, stockholders, Affiliates, employees, agents and employee plan fiduciaries (collectively, the “Purchaser Indemnitees”), harmless from any and all damages, losses (which shall include any diminution in value), liabilities (joint or several), payments, obligations (including without limitation reasonably foreseeable future obligations), penalties, claims, response costs, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including without limitation, reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors and of expert witnesses and costs of investigation and preparation) of any kind or nature whatsoever (collectively “Damages”), directly or indirectly resulting from, relating to or arising out of:
          (i) any breach of or inaccuracy in any representation or warranty of Bouras, the Foundation or any Seller contained in this Agreement or any Ancillary Agreement, including the Schedules and Exhibits hereto and any other certificate or document delivered by Bouras, the Foundation or any of Sellers pursuant to this Agreement or any Ancillary Agreement;
          (ii) any breach or non-performance, partial or total, by Bouras, the Foundation or any Seller of any covenant or agreement of Bouras, the Foundation or such Seller contained in this Agreement or any Ancillary Agreement;
          (iii) (A) any condition related to any presence of or to any Release of a Hazardous Material at the Facilities, first occurring on or prior to Closing, and or threatened Release (B) any Environmental Claim, Environmental Costs and Liabilities or any other liability or obligation under Environmental Law arising from conditions first occurring on or prior to Closing, including without limitation, disposal at offsite facilities or violations of Environmental Requirements;

          (iv) any liability (other than the Assumed Liabilities) arising out of the operation of the Business and the Acquired Assets by the Sellers prior to the Closing;
          (v) the Retained Liabilities;
          (vi) any Liens on the Acquired Assets other than (A) Permitted Exceptions, (B) those Liens identified on Schedule 7.10, and (C) any other Liens on the Acquired Assets not required to be discharged hereunder;
          (vii) the aggregate sum of all Adjustment Values (as determined pursuant to Section 2.02(e)), if such sum is a positive number; and
          (viii) as provided in Section 5.03(b), the amount by which the aggregate claims of M&A Qualified Beneficiaries under Purchaser’s group health plan exceed the aggregate premiums collected by Purchaser from the M&A Qualified Beneficiaries for continuation coverage under COBRA.
     (b) Purchaser shall indemnify and hold Bouras, the Foundation and Sellers and each of their respective officers, directors and shareholders (collectively, the “Seller Indemnitees”), harmless from any and all Damages resulting from or arising out of:
          (i) any breach of or inaccuracy in any representation or warranty of the Purchaser contained in this Agreement or any Ancillary Agreement, including the Schedules and Exhibits hereto and any other certificate or document delivered by the Purchaser pursuant to this Agreement or any Ancillary Agreement;
          (ii) any breach or non-performance, partial or total, by Purchaser of any covenant or agreement of the Purchaser contained in this Agreement or any Ancillary Agreement;
          (iii) the ownership, management, operation or use of the Business or the Acquired Assets by the Purchaser after the Closing Date; and
          (iv) Purchaser’s failure to obtain payment or performance bonds in accordance with Section 9.19.
     In determining whether there has been a breach of a representation or warranty for the purposes of this Article X and the amount of Damages pursuant to this Article X, each representation and warranty shall be read without regard and without giving effect to any “materiality” or “material adverse effect” standard of qualification contained in such representation or warranty (i.e., if such standard or qualification were deleted from such representation or warranty).

     10.02 Notice, Participation and Duration. If a claim by a third party is made against a Purchaser Indemnitee or a Seller Indemnitee (each, an “Indemnitee”), and if such Indemnitee intends to seek indemnity with respect thereto under this Article X, the Indemnitee shall promptly, and in any event within thirty (30) days after the assertion of any claim or the discovery of any fact upon which Indemnitee intends to base a claim for indemnification under this Agreement (“Claim”), notify the party or parties from whom indemnification is sought (“Indemnitor”) of such Claim; provided, however, that the failure or delay in giving such notice shall not preclude Indemnitee from making any Claim thereon if the failure or delay in giving such notice did not prejudice Indemnitor. In the event of any Claim, Indemnitor shall be entitled to participate in the defense of such Claim and, to the extent that it wishes (unless (i) the Indemnitor is also a party to the proceedings concerning such Claim and the Indemnitee determines in good faith that joint representation would be inappropriate, or (ii) the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to defend such Claim and provide indemnification with respect to such Claim), to assume the defense of such Claim with counsel reasonably satisfactory to the Indemnitee and, after notice from the Indemnitor to the Indemnitee of its election to assume the defense of such Proceeding, given within thirty (30) days of receipt of Indemnitee’s notice of the Claim, the Indemnitor will not, as long as it diligently conducts such defense, be liable to the Indemnitee under this Article X for any fees of other counsel or any other expenses with respect to the defense of such Claim, in each case subsequently incurred by the Indemnitee in connection with the defense of such Claim, other than reasonable costs of investigation. In the event that Indemnitor elects to undertake the defense of any Claim hereunder, it will be conclusively established for purposes of this Agreement that the Claim is within the scope of and subject to indemnification. Indemnitee shall cooperate with Indemnitor to the fullest extent possible in regard to all matters relating to the Claim (including, without limitation, corrective actions required by applicable Law, assertion of defenses, and the determination, mitigation, negotiation, and settlement of all amounts, costs, actions, penalties, damages, and the like related thereto) so as to permit Indemnitor’s management of same with regard to the amount of Damages payable by the Indemnitor hereunder. No Indemnitor shall be entitled to settle any Claim without the prior written consent Indemnitee (which consent shall not be unreasonably withheld), unless (A) there is no finding or admission of any violation of any Law or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnitor; and (C) the Indemnitee shall have no liability with respect to any compromise or settlement of such Claim effected without its consent.
     10.03 Escrow.
     (a) In order to ensure the Purchaser Indemnitees that assets of Sellers will be available to resolve claims asserted against the Purchaser Indemnitees or the assets acquired by Purchaser from Sellers, Purchaser shall, at the Closing, deposit $6,500,000 of the Purchase Price (the “General Escrow Amount”) with The Bank of New York, as escrow agent (the “Escrow Agent”), for a period of twenty-four (24) months (the “Escrow Period”) from the Closing Date pursuant to the terms and conditions of an escrow agreement in substantially the form attached hereto as hereto as Exhibit H (the “Escrow Agreement”).

     (b) Additionally, Purchaser shall fund the Environmental Escrow established by the Sellers pursuant to Section 9.16(d) by depositing, at the Closing, the Environmental Escrow Amount with the Escrow Agent, pursuant to the terms and conditions of the Environmental Escrow Agreement in substantially the form attached hereto as Exhibit I.
     (c) Purchaser and Sellers agree that the General Escrow Amount shall be reduced over the course of the Escrow Period as follows: (i) upon the one-year anniversary of the Closing, Purchaser shall release 1/2 of the General Escrow Amount to Sellers less any amounts for outstanding Claims asserted by any Purchaser Indemnitee; and (ii) upon the two-year anniversary of the Closing, Purchaser shall release the remaining General Escrow Amount to Sellers less any amounts for outstanding Claims asserted by any Purchaser Indemnitee.
     10.04 Limitation of Indemnification. Notwithstanding the provisions of this Article X and any other provision of this Agreement to the contrary, except as provided in this Section 10.04, neither Bouras, the Foundation, the Sellers nor Purchaser, as the case may be, shall be liable for Damages under this Article X (i) unless the aggregate amount of such Damages exceeds $500,000, in which event Bouras, the Foundation, Sellers or Purchaser, as the case may be, shall be liable for all such Damages, and (ii) except with respect to claims of, or causes of action arising from, fraud by Bouras, the Foundation or Sellers or Purchaser, as the case may be, the maximum liability of Bouras, the Foundation and Sellers collectively for any Damages under this Article X shall not exceed $65,000,000. In determining the amount of Damages pursuant to this Article X, each representation and warranty, shall be read without regard and without giving effect to any “materiality”, “material adverse change” or “material adverse effect” standard of qualification contained in such representation or warranty (i.e., as if such standard or qualification were deleted from such representation or warranty). This Section 10.04 shall not apply to any breach by Bouras, the Foundation or any Seller of Section 1.07(c), Section 10.01(a)(vii) or any covenant of Bouras, the Foundation or such Seller contained in this Agreement or any Ancillary Agreement.
     10.05 Insurance Proceeds. In computing the amount of any Damages to which a party shall be entitled to indemnification hereunder, such computation shall be net of insurance proceeds, to the extent such proceeds are actually paid to the indemnified party as a result of such Damages
     10.06 Exclusive Remedy. In the absence of fraud or intentional misrepresentation, the rights of each Indemnitee under this Article X shall be the sole and exclusive remedy of such Indemnitee with respect to matters covered under this Article X. Each Indemnitee shall have an obligation to mitigate all Damages under this Agreement, and to that end each of Purchaser and each Seller shall use its reasonable efforts to mitigate, and each shall consult and cooperate with the other with a view towards mitigating, Damages.

     XI. CONDITIONS PRECEDENT TO CLOSING BY PURCHASER
     The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to and conditioned upon the satisfaction, at or prior to Closing, of each of the following conditions, any one or more of which may be waived by Purchaser:
     11.01 Compliance With Agreement. All of the covenants and obligations that Bouras, the Foundation and the Sellers are required to perform or comply with on or before the Closing Date, including the delivery to Purchaser of all schedules, documents, certificates and instruments required to be delivered to Purchaser by this Agreement, shall have been performed and complied with in all respects.
     11.02 Accuracy of Representations and Warranties of Bouras, the Foundation and Sellers. All representations and warranties made by Bouras, the Foundation and Sellers in this Agreement, in any Schedules hereto and/or in any written statement delivered by Bouras, the Foundation or any Seller under this Agreement (a) qualified by materiality, be true and correct in all respects as of the Closing Date (except for representations and warranties which are as of a specific date or which relate to a specific period other than or not including the Closing Date, as the case may be, which need only to be true and correct as of such date or with respect to such period); and (b) to the extent not qualified by materiality, be true and correct in all material respects as of the Closing Date (except for representations and warranties which are as of a specific date or which relate to a specific period other than or not including the Closing Date, as the case may be, which need only to be true and correct in all material respects as of such date or with respect to such period).
     11.03 Certification. Purchaser shall have received a certificate, dated the Closing Date, signed by Sellers, Bouras and the Foundation, certifying that the conditions specified in Sections 11.01, 11.02, 11.07, 11.08, 11.10, 11.12, and 11.14 hereof, insofar as each is applicable to Bouras, the Foundation and such Seller, have been fulfilled in all respects.
     11.04 Ancillary Agreements. At Closing, Sellers, the Foundation and Bouras shall have delivered to Purchaser properly executed Ancillary Agreements, including without limitation the Deeds conveying title to the Company Real Estate, the Bill of Sale, the Assignment and Assumption Agreement, the Escrow Agreement, the Environmental Escrow Agreement, the Access Agreement and the Lease Amendment.
     11.05 Good Standing of Sellers. Each Seller shall have delivered to Purchaser certificates issued by appropriate governmental authorities evidencing that (i) such Seller is in good standing and existing, as of a date not more than ten (10) days prior to the Closing Date, in the state of its organization, and (ii) such Seller is qualified to do business and is in good standing as a foreign corporation in each jurisdiction wherein the failure by such Seller to be so qualified would result in a Material Adverse Change.

     11.06 Resolutions. Purchaser shall have received certified resolutions of the Board of Directors of each Seller and, if required for the consummation of the transactions contemplated hereby, such Seller’s shareholders, in form satisfactory to counsel for Purchaser authorizing the execution, delivery and performance of this Agreement by the such Seller and all actions to be taken by such Seller hereunder.
     11.07 Absence of Litigation. No action, suit or proceeding before any court or other Governmental Authority pertaining to the transactions contemplated by this Agreement or their consummation shall have been instituted on or before the Closing Date and which could reasonably be expected, if adversely determined, to have a material adverse effect on (i) the Sellers’ ability to sell the Acquired Assets to Purchaser, (ii) Purchaser’s ability to operate the Facilities following the Closing Date, or (iii) the consummation of the transactions contemplated hereby.
     11.08 Consents. The consents of the third parties listed on Schedule 11.08 shall have been obtained.
     11.09 Shareholder Approval. To the extent required to consummate the transactions contemplated hereby, this Agreement shall have been approved by the affirmative vote of all of the holders of the shares of outstanding common stock of the Company.
     11.10 Unfinished Customer Contracts. No events or circumstances shall have occurred between the date hereof and the Closing Date that would make it likely that Purchaser would incur a loss in the aggregate in connection with the completion of the Unfinished Customer Contracts.
     11.11 [Intentionally Omitted].
     11.12 No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any Material Adverse Change. For purposes of this Section 11.12, a Material Adverse Change shall be deemed to have occurred if, during the period from the date hereof until the Closing, the Sellers shall have suffered an adverse effect of $4,000,000 in the aggregate or more on the Business.
     11.13 Agreement on Inventory Value. The Inventory Value shall have been determined in accordance with Section 1.07 hereof.
     11.14 Opinion of Counsel for Sellers. Sellers shall have delivered to Purchaser an opinion dated as of the Closing Date, of Sellers’ counsel, Riker Danzig Scherer Hyland & Perretti, LLP, in a form reasonably satisfactory to Purchaser containing the opinions set forth in Exhibit J to this Agreement (“Sellers’ Counsel’s Opinion”).
     11.15 Permit Transfers. Sellers shall have executed all documents deemed necessary by the Purchaser to effectuate the transfer of all Permits, including without limitation,

Environmental Permits (other than Permits which, under applicable Law, cannot be transferred to Purchaser) associated with the Acquired Assets.
     11.16 ISRA Compliance.
     (a) Sellers shall have received from the NJDEP and provided to Purchaser, either (i) a non-applicability letter stating that the contemplated transaction is not subject to the requirements of ISRA, (ii) written approval by the NJDEP of Sellers’ negative declaration or “No Further Action letter” and “Covenant Not to Sue” as to all areas of concern located at the New Jersey Real Estate, (iii) an NJDEP-approved “Remediation Agreement” with a Funding Source, as defined Section 9.16(a) above; or (iv) an NJDEP-approved Remediation-in-Progress Waiver, as all such terms are defined pursuant to ISRA.
     (b) Sellers shall have provided or otherwise made available to Purchaser true and complete copies of all documents, reports, submissions and correspondence provided by Sellers to the NJDEP and all documents, directives and correspondence provided by the NJDEP to Sellers. Sellers shall also promptly furnish to Purchaser true and complete copies of all sampling, test results and reports (including any “Preliminary Assessment Report” and/or “Site Investigation Report,” as defined under ISRA) obtained from samples and tests taken at and around the premises upon receipt thereof from Sellers’ environmental consultant.
     11.17 HSR Act. Any applicable waiting periods, together with any extensions thereof, under the HSR Act and any other applicable Antitrust Laws required to consummate the Agreement shall have expired or been terminated.
     11.18 Summit Lease. Subject to the terms and conditions of this Agreement, Sellers shall have caused Bouras Properties, LLC., as landlord (the “Landlord”), to amend the Summit Lease substantially in the form attached hereto as Exhibit K (the “Lease Amendment”; the Summit Lease as amended by the Lease Amendment, the “New Lease”), which shall provide, among other matters, for a minimum eighteen (18) month term and give the Purchaser the right to terminate the New Lease at any time after the eighteenth (18th) month. With respect to any such termination, Purchaser shall notify the Landlord in writing at least six (6) months prior to Purchaser’s intended termination date.
     11.19 Removal of Drums. Except for drums of investigation derived wastes and for normal quantities of wastes generated in the operations at the Facilities, Sellers shall have removed all other drums of wastes from the Facilities. Sellers shall agree in the Access Agreement to retain ownership of any remaining investigation derived wastes and shall agree to handle such wastes in accordance with the procedures of the Access Agreement.

     XII. CONDITIONS PRECEDENT TO CLOSING BY SELLERS, BOURAS AND THE FOUNDATION
     The obligation of Sellers, Bouras and the Foundation to consummate the transactions contemplated by this Agreement is subject to and conditioned upon the satisfaction, at or prior to Closing, of each of the following conditions, any one or more of which may be waived by Sellers, Bouras and the Foundation; provided, however, that Closing shall not constitute a waiver of any breached representation or warranty:
     12.01 Compliance With Agreement. All of the covenants and obligations that Purchaser is required to perform or comply with on or before the Closing Date, including the delivery to Sellers, Bouras and the Foundation of all schedules, documents, and instruments required to be delivered to Sellers, Bouras and the Foundation by this Agreement, shall have been performed and complied with in all respects.
     12.02 Accuracy of Representations and Warranties of Purchaser. All representations and warranties made by Purchaser in this Agreement, in any Schedules hereto and/or in any written statement delivered by Purchaser under this Agreement shall: (a) to the extent qualified by materiality, be true and correct in all respects as of the Closing Date (except for representations and warranties which are as of a specific date or which relate to a specific period other than or not including the Closing Date, as the case may be, which need only to be true and correct as of such date or with respect to such period); and (b) to the extent not qualified by materiality, be true and correct in all material respects as of the Closing Date (except for representations and warranties which are as of a specific date or which relate to a specific period other than or not including the Closing Date, as the case may be, which need only to be true and correct in all material respects as of such date or with respect to such period).
     12.03 Certification. Sellers shall have received a certificate, dated the Closing Date, signed by an appropriate officer of Purchaser, certifying that the conditions specified in Sections 12.01 and 12.02 hereof have been fulfilled in all respects.
     12.04 Agreement on Inventory Value. The Inventory Value shall have been determined in accordance with Section 1.07 hereof.
     12.05 Opinions of Counsel for Purchaser. Purchaser shall have delivered to Sellers opinions dated as of the Closing Date, of David M. Sudbury and Haynes and Boone, LLP, in forms reasonably satisfactory to Purchaser (“Purchaser’s Counsel’s Opinion”).
     12.06 Offers of Employment. Purchaser shall have made all offers of employment required to have been made pursuant to Section 9.22 hereof.

     XIII. CLOSING DELIVERIES
     13.01 Sellers’ Deliveries. At the Closing, Sellers will deliver to Purchaser such deeds, bills of sale, endorsements, assignments, and other good and sufficient instruments of conveyance and transfer in form satisfactory to Purchaser and containing full warranties of title, as shall be effective to vest in Purchaser good, absolute, and marketable title to the Acquired Assets. Without limiting the generality of the foregoing, Sellers will deliver the following items to Purchaser:
     (a) All Assumed Contracts together with any required consents and estoppel letters provided for in this Agreement.
     (b) Deeds conveying title to the Company Real Estate described in Schedule 1.03, together with any necessary transfer declarations or other filings.
     (c) The Assignment and Assumption Agreement.
     (d) The ALTA Policy.
     (e) The Bill of Sale.
     (f) The Escrow Agreement and the Environmental Escrow Agreement.
     (g) The Access Agreement.
     (h) The Lease Amendment.
     (i) The Employment Agreements.
     (j) Certified resolutions of the Board of Directors of each Seller in a form satisfactory to counsel for Purchaser authorizing the execution, delivery and performance of this Agreement by such Seller and all actions to be taken by such Seller hereunder.
     (k) Copies of all consents and approvals obtained by Sellers relating to the transactions contemplated by this Agreement.
     (l) Certificates of Existence and Good Standing from the Secretary of State of each Seller’s applicable jurisdiction of organization.
     (m) Releases of all Liens on any of the Acquired Assets, including, without limitation, UCC-3 termination statements.

     (n) A letter from the Sellers’ independent public accountants, addressed to Purchaser, stating that Purchaser shall be entitled to rely on the auditor’s reports of such accountants with respect to the Financial Statements.
     (o) A certification of non-foreign tax status pursuant to Section 1445 of the Code, in form and substance satisfactory to Purchaser.
     (p) The Sellers’ Counsel’s Opinion.
     (q) Such other documents as Purchaser may reasonably request for the purpose of (i) evidencing the accuracy of any of Bouras’, the Foundation’s or Sellers’ representations and warranties, (ii) evidencing the performance by Bouras, the Foundation and any Seller of, or the compliance by Bouras, the Foundation and any Seller with, any covenant or obligation required to be performed or complied with by Bouras, the Foundation and such Seller, (iii) evidencing the satisfaction of any condition referred to in this Agreement, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.
     Simultaneously with such delivery, Sellers will take all such steps as may be requisite to put Purchaser in actual possession, operation, and control of the Acquired Assets to be transferred hereunder.
     13.02 Purchaser’s Deliveries. At the Closing, Purchaser will deliver the following items to Sellers:
     (a) To Sellers by wire transfer of immediately available funds, the Purchase Price as adjusted under this Agreement and the Non-Compete Payment pursuant to Article IV.
     (b) The Assignment and Assumption Agreement.
     (c) The Bill of Sale.
     (d) The Escrow Agreement and the Environmental Escrow Agreement.
     (e) The Access Agreement.
     (f) The Lease Amendment.
     (g) The Employment Agreements.
     (h) Such other documents as Sellers may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Purchaser, (ii) evidencing the performance by Purchaser of, or the compliance by Purchaser with, any covenant or obligation required to be performed or complied with by Purchaser, (iii) evidencing the satisfaction of any condition referred to in this Agreement, or (iv) otherwise facilitating the consummation of any of the transactions contemplated by this Agreement.
     XIV. TERMINATION OF AGREEMENT
     14.01 Termination. This Agreement may, by written notice given at or prior to Closing in the manner hereinafter provided, be terminated or abandoned:
     (a) By Bouras, the Foundation and Sellers or by Purchaser if the Closing shall not have occurred on or before the first Monday following the end of the month, in which the 120th day following the date of this Agreement shall fall;
     (b) By Purchaser if a material default or material breach shall be made by Bouras, the Foundation or any Seller with respect to the due and timely performance of any of Bouras’, the Foundation’s or such Seller’s covenants and agreements contained herein, or with respect to the correctness of any of their representations and warranties contained in Article VII hereof;
     (c) By Bouras, the Foundation or any Seller if a material default or material breach shall be made by Purchaser with respect to the due and timely performance of any of its covenants and agreements contained herein, or with respect to the correctness of or due compliance with any of its representations and warranties contained in Article VIII hereof; and
     (d) By mutual consent of Sellers and Purchaser.
     14.02 Continuing Obligations. In the event this Agreement is terminated pursuant to Section 14.01, all further obligations of the parties hereunder shall terminate, except that the obligations set forth in Sections 9.05, 15.03, 15.05, 15.07 and Article X shall survive; provided, however, that if this Agreement is so terminated by one party because one or more of the conditions to such party’s obligations hereunder are not satisfied as a result of the other party’s failure to comply with Article XI or Article XII or any of its obligations under any other provision of this Agreement, it is expressly agreed and understood that the terminating party’s right to pursue all legal remedies for breach of contract and damages shall also survive such termination unimpaired.
     XV. MISCELLANEOUS
     15.01 Assignment. This Agreement shall not be assignable by Bouras, the Foundation, Sellers or Purchaser without the consent of the other, except that Purchaser may assign this Agreement to a wholly-owned subsidiary of Purchaser (or a wholly-owned subsidiary of any Affiliate of Purchaser which is directly or indirectly in a line of corporate ownership with

Purchaser as the ultimate parent corporation) now in, or hereinafter to come into, existence. If such assignment is made, such assignee shall be substituted for and succeed to all the rights and privileges of Purchaser under this Agreement. Any purported assignment in violation of this Agreement shall be void. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto and their successors and Purchaser Indemnitees and Seller Indemnitees, any rights or remedies under or by reason of this Agreement.
     15.02 Survival; Effect of Investigation; Waiver of Conditions and Performance. All of the terms, conditions, representations, covenants and warranties contained herein on behalf of any party hereto shall survive for a period of two (2) years, except that the provisions of Sections 7.01, 7.02, 7.10, 7.14, 7.19 and 7.23 shall survive the Closing until the expiration of the relevant statute of limitations, and the provisions of Section 9.16 shall survive the Closing until such time as the No Further Action letter for the New Jersey Real Estate and the closure from the PDEP for the Pennsylvania Real Estate are issued. The right to indemnification, reimbursement or other remedy based upon any representations, warranties, covenants and obligations of any party shall not be affected by any investigation whatsoever (including any environmental investigation or assessment) conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time by any person or entity having such right to indemnification, reimbursement or other remedy, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.
     15.03 Attorneys’ Fees. If any party shall be required to employ attorneys to enforce or defend its rights hereunder, the prevailing party shall be entitled to recover its reasonable attorneys’ fees.
     15.04 IRS Documentation. Sellers and Purchaser agree to cooperate and exchange necessary information so that all tax reporting requirements of both parties, including IRS Form 8594, shall be accurately disclosed in a consistent manner and in accordance with the terms of this Agreement.
     15.05 Expenses. Each of the parties shall bear all expenses incurred by them in connection with this Agreement and in the consummation of the transactions contemplated hereby and in preparation thereof, including, to the extent applicable, any brokers’ and finders’ fees; provided, however, that Sellers and Purchaser shall pay one-half of the filing fee(s) for filings made pursuant to Antitrust Laws.
     15.06 Amendment and Waiver. This Agreement may be amended or modified at any time and in all respects, and any provision may be waived, only by an instrument in writing executed by Purchaser, and all of the Sellers, Bouras, the Foundation or any of them in the case of waiver by such party. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
     15.07 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written electronic confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):
To Purchaser:
Commercial Metals Company
President CMC Steel Group
P.O. Box 1046
Dallas, Texas 75221
Facsimile No.: (214) 689-5835
with copies (which shall not constitute notice) to:
David M. Sudbury
General Counsel
Commercial Metals Company
6565 N. MacArthur Blvd.
Suite 800
Irving, Texas 75039
Facsimile No.: (214) 689-4326
and
Haynes and Boone, LLP
901 Main Street, Suite 3100
Dallas, Texas 75202
Attention: William R. Hays, III
Facsimile No.: (214) 200-0467

To any Seller:
c/o The Nicholas J. and Anna K. Bouras Foundation, Inc.
Bouras Industries, Inc.
25 DeForest Avenue
P.O. Box 662
Summit, New Jersey 07902-0662
Attention: President
Facsimile No.: (908) 277-1619
with copies to:
Riker Danzig Scherer Hyland & Perretti, LLP
Headquarters Plaza
One Speedwell Avenue
Morristown, New Jersey 07962-1981
Attention: Andrew J. Stamelman, Esq.
Facsimile No.: (973) 451-8618
     15.08 Choice of Law; Jurisdiction. IT IS THE INTENTION OF THE PARTIES THAT THE LAWS OF THE STATE OF DELAWARE SHOULD GOVERN THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION OF ITS TERMS, AND THE INTERPRETATION OF THE RIGHTS AND DUTIES OF THE PARTIES, WITHOUT REGARD TO SUCH STATE’S CONFLICTS OF LAW PRINCIPLES. ANY ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY RIGHT ARISING OUT OF, THIS AGREEMENT MAY BE BROUGHT AGAINST ANY OF THE PARTIES IN THE COURTS OF THE STATE OF DELAWARE, OR, IF IT HAS OR CAN ACQUIRE JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND EACH OF THE PARTIES CONSENTS TO THE JURISDICTION OF SUCH COURTS (AND OF THE APPROPRIATE APPELLATE COURTS) IN ANY SUCH ACTION OR PROCEEDING AND WAIVES ANY OBJECTION TO VENUE LAID THEREIN. PROCESS IN ANY ACTION OR PROCEEDING REFERRED TO IN THE PRECEDING SENTENCE MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD.
     15.09 Section and Other Headings. Section, paragraph, and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

     15.10 Counterpart Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.
     15.11 Gender. All personal pronouns used in this Agreement shall include the other genders whether used in the masculine or feminine or neuter gender, and the singular shall include the plural whenever and as often as may be appropriate.
     15.12 Parties in Interest. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.
     15.13 Integrated Agreement. This Agreement (including the Schedules and Exhibits hereto), the Ancillary Agreements and the other documents delivered pursuant hereto and referenced herein constitute the entire agreement between the parties hereto, and there are no agreements, understandings, restrictions, warranties, or representations between the parties other than those set forth herein or herein provided for.
     15.14 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     15.15 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     15.16 Further Assurances. From time to time after Closing, at the reasonable request of any party hereto and without further consideration, Purchaser, on the one hand, and Sellers, on the other hand, shall execute and deliver to the requesting party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting party may reasonably request in order to consummate more fully and effectively the transactions contemplated hereby.
     15.17 Post-Closing Cooperation. After Closing, Sellers shall cooperate in all reasonable respects with Purchaser in effecting Permit transfers, including Environmental Permits (to the extent such are transferable to Purchaser), and in providing any reasonably necessary information related to compliance with Environmental Requirements by Purchaser.
     15.18 Consequential Damages. Notwithstanding anything to the contrary in this Agreement, Sellers and their respective Affiliates, shall be liable by reason of any breach of any representation, warranty, covenant, condition or other term of this Agreement (including Article X), or any duty of common law, for consequential, special, incidental, or punitive loss or damage

(whether for loss of current or future profits, loss of enterprise value or otherwise); provided, however, the maximum liability of Sellers collectively for any loss or damage under this Section 15.18 shall not exceed $2,500,000.
* * * * * *

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PURCHASER:

COMMERCIAL METALS COMPANY,
a Delaware corporation

By:	/s/ Russell B. Rinn

	Name:	Russell B. Rinn
	Title:	Executive Vice President

SELLERS:

BOURAS INDUSTRIES, INC.,
a New Jersey corporation

By:	/s/ Nicholas J. Bouras

	Name:	Nicholas J. Bouras
	Title:	President

NICHOLAS J. BOURAS, INC.,
a New Jersey corporation

By:	/s/ Nicholas J. Bouras

	Name:	Nicholas J. Bouras
	Title:	President

UNITED STEEL DECK, INC.,
a New Jersey corporation

By:	/s/ Nicholas J. Bouras

	Name:	Nicholas J. Bouras
	Title:	President

SIGNATURE PAGE TO AGREEMENT FOR PURCHASE AND SALE OF ASSETS

ABA TRUCKING CORPORATION.,
a New Jersey corporation

By:	/s/ Nicholas J. Bouras

	Name:	Nicholas J. Bouras

	Title:	President

THE NEW COLUMBIA JOIST COMPANY,
a Delaware corporation

By:	/s/ Nicholas J. Bouras

	Name:	Nicholas J. Bouras

	Title:	President

/s/ Nicholas J. Bouras
NICHOLAS J. BOURAS, Individually

THE NICHOLAS J. AND ANNA K. BOURAS FOUNDATION, INC.

By:	/s/ Nicholas J. Bouras

	Name:	Nicholas J. Bouras

	Title:	Sole member for the Foundation

SIGNATURE PAGE TO AGREEMENT FOR PURCHASE AND SALE OF ASSETS

List of Omitted Exhibits and Schedules
Exhibits:

Exhibit A -	Assignment and Assumption Agreement
Exhibit B -	Turnover and Retirement Assumptions
Exhibit C -	Surveyor’s Certificate
Exhibit D -	Bill of Sale
Exhibit E -	RIW Map
Exhibit F -	Access Agreement
Exhibit G -	Map of Pennsylvania Real Estate
Exhibit H -	Escrow Agreement
Exhibit I -	Environmental Escrow Agreement
Exhibit J -	Sellers’ Counsel’s Opinion
Exhibit K -	Lease Amendment

Schedules:

Schedule 1.00	Facilities
Schedule 1.01	Included Tangible Assets
Schedule 1.02	Included Intangible Assets
Schedule 1.03	Company Real Estate
Schedule 1.04(a)	Non-Transferable Permits
Schedule 1.04(b)	Permits
Schedule 1.05	Excluded Assets
Schedule 1.06	Allocation of Purchase Price
Schedule 1.07(a)	Inventory Valuation Method
Schedule 1.07(a)(i)	Raw Material Inventory
Schedule 1.07(a)(ii)	Work-in-Process Inventory
Schedule 1.07(a)(iii)	Finished Goods Inventory
Schedule 2.01	Assumed Liabilities
Schedule 5.01	Accrued Vacation Liability and “Time Bank” Liability
Schedule 6.04	Exceptions to Title
Schedule 7.01	Subsidiaries
Schedule 7.03	Violations, Breach or Default of Obligations, Agreements, Permits, Etc.
Schedule 7.05	Required Consents and Approvals
Schedule 7.06(a)	Financial Statements; Exceptions
Schedule 7.06(b)	Unfinished Customer Contracts
Schedule 7.06(c)	Net Loss on Unfinished Customer Contracts
Schedule 7.08	Absence of Certain Changes
Schedule 7.09	Litigation
Schedule 7.10	Liens and Encumbrances
Schedule 7.11	Location and Sufficiency of Assets
Schedule 7.13	Agreements; Bonds
Schedule 7.14	Taxes
Schedule 7.17	Proprietary Rights

Schedule 7.18	Insurance Policies
Schedule 7.19(b)	Environmental Matters
Schedule 7.19(c)	Underground and Above Ground Storage Tanks
Schedule 7.20(a)	Relationships with Customers and Suppliers
Schedule 7.20(b)	Employees
Schedule 7.20(c)	Top Customers and Suppliers
Schedule 7.22	Conflicts of Interest
Schedule 7.23(a)	Employee Benefit Plans
Schedule 7.23(h)	COBRA Participation
Schedule 7.23(k)	Employment/Severance Agreements with Officers, Directors or Employees
Schedule 7.23(l)	Multi-Employer Plans
Schedule 7.24(a)	Labor Relations
Schedule 7.24(b)	Compliance with Employment Laws
Schedule 7.24(c)	Collective Bargaining Agreements
Schedule 7.24(d)	Employees
Schedule 7.29(a)	Inventory
Schedule 7.29(c)	Revenue Recognition from Sales of Inventory
Schedule 7.30	Owner-Operator Leases and Deposits
Schedule 9.05	Public Announcement
Schedule 11.08	Consents